Exhibit (a)(1)

Offering Circular

Robbins & Myers, Inc.

Offer to Exchange

8.0% Convertible Subordinated Notes Due 2008
in Principal Amount of $40,000,000 for Equal Amount of
Outstanding 6.5% Convertible Subordinated Notes Due 2003

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,

ON FRIDAY, FEBRUARY 7, 2003, UNLESS EXTENDED OR EARLIER TERMINATED.

      Robbins & Myers, Inc., an Ohio corporation, hereby offers, upon the terms and conditions set forth in this Offering Circular and in the enclosed Letter of Transmittal (together, the “Exchange Offer”), to issue 8.0% Convertible Subordinated Notes due 2008, convertible into our Common Shares at $22.50 per share (the “New Notes”), in the principal amount of $40,000,000 in exchange for an equal principal amount of our outstanding 6.5% Convertible Subordinated Notes due 2003, convertible into our Common Shares at $27.25 per share (the “Existing Notes”). The New Notes will be redeemable, at our option, on or after March 1, 2004 for 102% of the principal amount until February 28, 2005 and at 100% of the principal amount thereafter, in each case plus accrued but unpaid interest. The principal features of the Exchange Offer are as follows:

•	The Exchange Offer expires at 12:00 midnight, Eastern time, on Friday, February 7, 2003, unless we extend or terminate the Exchange Offer.

•	We will issue $1,000 in principal amount of New Notes in exchange for each $1,000 in principal amount of Existing Notes, up to a maximum of $40,000,000, that are validly tendered and not withdrawn prior to the expiration date.

•	There is $59,691,000 in principal amount of Existing Notes outstanding. If holders tender more than $40,000,000 of Existing Notes, we will accept Existing Notes for exchange as nearly as possible on a pro rata basis, in accordance with the principal amount tendered by each holder.

•	The Exchange Offer is conditioned on, among other things, there being validly tendered and not withdrawn at least $20,000,000 in principal amount of Existing Notes.

•	Tenders for exchange must be made through the enclosed Letter of Transmittal or as otherwise specified in this Offering Circular.

•	The interest that has accrued since September 1, 2002 on tendered Existing Notes that are accepted by us will be paid with the first payment of interest on the New Notes after the date of exchange.

•	We are making the Exchange Offer to maintain $40,000,000 of our capital structure as convertible subordinated notes that we expect will be converted into equity during the term of the notes and will benefit us as described herein.

•	Tenders may be withdrawn at any time prior to the expiration date of the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Offering Circular is truthful or complete. Any representation to the contrary is a criminal offense.

The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association

See the section of this Offering Circular entitled “Risk Factors” for a discussion of the risks that you should consider before tendering Existing Notes in the Exchange Offer.

The date of this Offering Circular is January 8, 2003.

      This Offering Circular is not an offer to sell, or a solicitation of an offer to buy, any of the Existing Notes or the Common Shares issuable upon conversion of the Existing Notes by any person where it is unlawful for that person to make such an offer or solicitation or to any person to whom it is unlawful to make such an offer or solicitation.

      This Offering Circular summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate. In making an investment decision, investors must rely on their own examination of our business and the terms of the Exchange Offer, including the merits and risks involved. The information contained in this Offering Circular is as of the date hereof and neither the delivery of this Offering Circular nor the offering, sale or delivery of any New Notes shall create any implication that the information contained herein is correct at any time after the date hereof. The contents of this Offering Circular are not to be construed as legal, business or tax advice. Each prospective investor should consult the investor’s own attorney, business advisor and tax advisor as to legal, business or tax advice with respect to an investment in the New Notes.

      All inquiries relating to the procedures for tendering in the Exchange Offer should be directed to the Exchange Agent, at the telephone number or address listed on the back cover page of this Offering Circular. Requests for additional copies of this Offering Circular, the enclosed Letter of Transmittal or Notice of Guaranteed Delivery, or for copies of the periodic reports filed by us with the SEC and described in this Offering Circular may be directed to the Information Agent, at one of the telephone numbers or the address listed on the back cover page of this Offering Circular. You may also obtain additional information from Robbins & Myers, Inc. at the telephone number or address listed in the section of this Offering Circular entitled “Incorporation of Information Filed with the SEC.”

      The New Notes have not been approved or disapproved by the securities commissioner of the State of North Dakota nor has the commissioner passed upon the accuracy or adequacy of this Offering Circular. Any representation to the contrary is a criminal offense.

Table of Contents

Summary Term Sheet	1
Risk Factors	10
Market for the Existing Notes	14
Market for the Common Shares; Dividend Policy	14
Selected Consolidated Financial Information	15
Pro Forma Effect of the Exchange Offer	17
Our Business	19
Certain United States Federal Income Tax Considerations	23
The Exchange Offer	28
Description of the New Notes	35
Comparison of the Existing Notes and the New Notes	41
Description of the Common Shares	42
Agreements Relating to Our Securities	44
Cautionary Statements	46
Where You Can Find More Information	46
Incorporation of Information Filed with the SEC	46
Independent Auditors	47

      As used in this Offering Circular, the terms “Robbins & Myers,” “we,” “our” and “us” mean Robbins & Myers, Inc. and its direct and indirect subsidiaries (unless the context indicates another meaning).

      We have registered the following trademarks that are used in this Offering Circular: Chemineer®, Chemineer XPress®, Edlon®, FrymaKoruma®, Glasteel®, Greerco®, Hapa®, Hercules®, Kenics®, Laetus®, Moyno®, Pfaudler®, Prochem®, Siebler®, TyconTechnoglass® and Yale®. We also own the following trademarks and tradenames that are used in this Offering Circular: Pfaudler Pharmaglass PPG, Moyno HS2000 and DT small mixer.

(i)

Summary Term Sheet

       We are offering to issue $40,000,000 in principal amount of 8.0% Convertible Subordinated Notes due 2008 (convertible into our Common Shares at a conversion price of $22.50 per share), which we refer to in this Offering Circular as the “New Notes,” in exchange for an equal principal amount of our outstanding 6.5% Convertible Subordinated Notes due 2003 (convertible into our Common Shares at a conversion price of $27.25 per share), which we refer to in this Offering Circular as the “Existing Notes.” The following summary highlights selected information from this Offering Circular and may not contain all the information that you will need to make a decision regarding whether or not to tender your Existing Notes in exchange for New Notes. We encourage you to read carefully this Offering Circular and the documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business and the Exchange Offer included in the section of this Offering Circular entitled “Risk Factors.”

•	Who is making the Exchange Offer?

      The Exchange Offer is being made by Robbins & Myers. We are a leading designer, manufacturer and marketer of highly engineered, application-critical equipment and systems for the pharmaceutical, energy and industrial markets worldwide. Our principal brand names — Pfaudler, Moyno, Chemineer, Laetus, FrymaKoruma, Siebler, Hapa and Hercules — hold the number one or two market share position in the niche markets they serve. We attribute our success to our close and continuing interactions with customers, our manufacturing, sourcing and application engineering expertise and our ability to serve customers globally. Our Common Shares are traded on the New York Stock Exchange under the symbol “RBN.”

      Our principal executive offices are located at 1400 Kettering Tower, Dayton, Ohio 45423. Our main telephone number at those offices is (937) 222-2610. For further information concerning us, see the section of this Offering Circular entitled “Where You Can Find More Information.”

•	Why is Robbins & Myers making the Exchange Offer?

      Our growth strategy includes higher sales from our current businesses as well as from acquisitions. We believe maintaining $40,000,000 of our capital structure as convertible subordinated notes provides the financial flexibility to support this strategy. It is our expectation that the New Notes will be converted into equity during their term. Upon conversion of the New Notes, equity would be increased by $40,000,000 and debt reduced by $40,000,000. This capital structure would support additional borrowing capacity and allow us to more vigorously pursue our longer-term growth objectives. With regard to share dilution, assuming the Existing Notes not exchanged in the Exchange Offer are not converted into equity, they will be repaid. As a result, the $40,000,000 of New Notes will create fewer dilutive shares than the entire issue ($59,691,000) of the Existing Notes.

•	What securities are sought in the Exchange Offer?

      We are offering to acquire up to $40,000,000 in principal amount of the Existing Notes in exchange for New Notes. As of the date of this Offering Circular, $59,691,000 in principal amount of Existing Notes are outstanding. For more information regarding the terms of the Exchange Offer, see the section of this Offering Circular entitled “The Exchange Offer.”

•	What are you offering in exchange for my Existing Notes?

      We are offering to issue a New Note of a principal amount equal to the principal amount of each Existing Note that is properly tendered in the Exchange Offer and not withdrawn. We will issue up to $40,000,000 in principal amount of the New Notes. The New Notes will be subordinated in right of payment to all of our existing and future Senior Indebtedness (as described in this Offering Circular). The New Notes will rank pari passu with the Existing Notes that remain outstanding after the Exchange Offer. For more information regarding the New Notes and the Common Shares into which the New Notes are convertible, see the sections of this Offering Circular entitled “Description of the New Notes” and “Description of the Common Shares.”

•	What are the material differences between the New Notes and the Existing Notes?

      The terms of the New Notes are substantially identical to the terms of the Existing Notes, subject to a few material exceptions. The interest rate on the Existing Notes is 6.5% per annum, and the interest rate on the New Notes will be 8.0% per annum. The Existing Notes are convertible at the option of the holder into our Common Shares at a conversion price of $27.25 per share. The New Notes will also be convertible into our Common Shares, but at a conversion price of $22.50 per share. The Existing Notes mature on September 1, 2003 and are currently redeemable by us at par value plus accrued but unpaid interest. The New Notes will mature on January 31, 2008 and will be redeemable by us as of March 1, 2004 at a redemption price, on or after March 1, 2004 but prior to March 1, 2005, equal to 102% of the principal amount and, on or after March 1, 2005, equal to 100% of the principal amount, in each case plus accrued but unpaid interest. See the section of this Offering Circular entitled “Description of the New Notes” and “Comparison of the Existing Notes and the New Notes.”

•	What does Robbins & Myers’ Board of Directors think of the Exchange Offer?

      Although our Board of Directors believes that the Exchange Offer is in our best interests, our Board of Directors is not making any recommendation regarding whether you should tender your Existing Notes in the Exchange Offer. You must make your own determination as to whether to tender your Existing Notes in exchange for New Notes. We urge you to read carefully this Offering Circular and the other documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business and the Exchange Offer set forth in the section of this Offering Circular entitled “Risk Factors.”

•	How will Robbins & Myers select Existing Notes for exchange if more than $40,000,000 in principal amount are tendered?

      We will exchange New Notes in the Exchange Offer for up to $40,000,000 in principal amount of Existing Notes that are properly tendered and not withdrawn prior to the expiration date of the Exchange Offer. If more than $40,000,000 in principal amount of the Existing Notes are tendered in the Exchange Offer, we will accept for exchange Existing Notes as nearly as possible on a pro rata basis, in accordance with the principal amount of Existing Notes tendered by each holder of Existing Notes. See the section of this Offering Circular entitled “The Exchange Offer.”

•	What are the conditions to the Exchange Offer?

      The Exchange Offer is conditioned on the tender of at least $20,000,000 in principal amount of the Existing Notes. The Exchange Offer is subject to a number of other conditions. If any of the conditions to the Exchange Offer are not satisfied, we will not be obligated to accept any tendered Existing Notes for exchange. However, we reserve the right to waive any of the conditions to the Exchange Offer. In addition, we retain the right to terminate the Exchange Offer for any reason or no reason and not accept for exchange any tendered Existing Notes. For more information regarding the conditions to the Exchange Offer, see the section of this Offering Circular entitled “The Exchange Offer — Conditions to the Exchange Offer.”

•	Will the accrued interest on my tendered Existing Notes be paid?

      You are not being asked to forego any accrued interest on Existing Notes that are tendered in the Exchange Offer. The interest that has accrued since September 1, 2002 on tendered Existing Notes that are accepted by us will be paid with the first payment of interest on the New Notes, which is expected to be March 1, 2003. The interest on tendered Existing Notes will accrue to the date that the Existing Notes are accepted for exchange in the Exchange Offer, which is expected to occur on February 10, 2003 if all of the conditions to the Exchange Offer are satisfied or waived. See the section of this Offering Circular entitled “The Exchange Offer — Payment of Accrued Interest on the Existing Notes that are Tendered in the Exchange Offer.”

•	Is Robbins & Myers presently able to issue the New Notes?

      We are not required to have an effective registration statement on file with the SEC to register the issuance of the New Notes in the Exchange Offer because the Exchange Offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. Accordingly, the issuance of these securities need not be delayed pending SEC review of a registration statement filing. If all of the conditions to the Exchange Offer described in the section of this Offering Circular entitled “The Exchange Offer — Conditions to the Exchange Offer” have been satisfied or waived, we expect to be able to issue the New Notes immediately following the expiration date of the Exchange Offer. For more information regarding the timing of the issuance of the New Notes, see the section of this Offering Circular entitled “The Exchange Offer — Acceptance of Existing Notes for Exchange; Delivery of New Notes.”

•	Does Robbins & Myers currently have a sufficient number of Common Shares available for issuance upon conversion of the New Notes?

      We currently have a sufficient number of Common Shares reserved for issuance to allow the conversion of the maximum number of New Notes that could be issued in the Exchange Offer. We plan to keep reserved for issuance upon conversion of the New Notes a sufficient number of Common Shares during the entire term of the New Notes.

•	Can I transfer the New Notes and Common Shares issuable upon the conversion of the New Notes to third parties?

      The sale of the Existing Notes was registered by us under a registration statement on Form S-3 filed with the SEC. The Exchange Offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. In accordance with SEC interpretations, the New Notes received by you in the Exchange Offer will assume the same character as the Existing Notes tendered by you. As a result, the New Notes we issue to you in exchange for your Existing Notes, and the Common Shares issuable upon the conversion of the New Notes, should be freely tradable by you.

•	Will the New Notes be listed for trading?

      The Existing Notes are listed for trading on the New York Stock Exchange under the symbol “RBN#03.” Our Common Shares are listed for trading on the New York Stock Exchange under the symbol “RBN.” We intend to apply to have the New Notes, as well as the Common Shares issuable upon conversion of the New Notes, listed for trading on the New York Stock Exchange. For more information regarding the trading markets for the New Notes and the Common Shares issuable upon conversion of the New Notes, see the sections of this Offering Circular entitled “Risk Factors” and “Market for the Common Shares; Dividend Policy.”

•	What will be the federal income tax consequences of the Exchange Offer to the holders of the Existing Notes?

      The Exchange Offer will be taxable, for U.S. federal income tax purposes, to U.S. holders exchanging Existing Notes for New Notes. An exchanging U.S. holder generally will be required to recognize any gain or loss realized on the exchange. Such gain or loss will be capital gain or loss to U.S. holders holding Existing Notes as capital assets. If Existing Notes were held for more than one-year any gain recognized on the exchange will be long-term capital gain. For more information regarding the tax consequences of the Exchange Offer and the ownership, sale and exchange of New Notes and Common Shares, see the section of this Offering Circular entitled “Certain United States Federal Income Tax Considerations.”

•	Is the financial condition of Robbins & Myers relevant to my decision to tender Existing Notes?

      Our financial condition is relevant to your decision whether to tender in the Exchange Offer because it relates to whether we will be able to meet our interest and principal payment obligations under the New Notes. Our financial condition is also relevant to the value of the Common Shares issuable upon conversion of the New Notes. Our detailed historical financial information can be found in our Annual Report on Form 10-K for the fiscal year ended August 31, 2002 and our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2002. We have also provided summary financial information in the section of this Offering Circular entitled “Selected Consolidated Financial Information.”

•	Will Robbins & Myers receive any cash proceeds from the Exchange Offer?

      We will not receive any cash proceeds from the Exchange Offer.

•	How long do I have to decide whether to tender in the Exchange Offer?

      You will have until 12:00 midnight, Eastern time, on Friday, February 7, 2003 to decide whether to tender your Existing Notes in the Exchange Offer. If you cannot deliver the Existing Notes and the other documents required to make a valid tender by that time, you may be able to use the guaranteed delivery procedures, which are described in the section of this Offering Circular entitled “The Exchange Offer — Guaranteed Delivery Procedures.” For more information regarding the time period for tendering your Existing Notes, see the section of this Offering Circular entitled “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Existing Notes.”

•	Can the Exchange Offer be extended and under what circumstances?

      We have retained the right to extend the Exchange Offer, in our sole discretion, and we expressly reserve the right to do so. During any extension of the Exchange Offer, all Existing Notes previously tendered and not withdrawn will remain subject to the Exchange Offer. During any period of time in which the Exchange Offer remains open, you have the right to withdraw previously tendered Existing Notes. If the Exchange Offer expires and we have not agreed to accept your Existing Notes for exchange by March 6, 2003, you can withdraw them at any time after that date until we do accept your Existing Notes for exchange. For more information regarding our right to extend the Exchange Offer and your right to withdraw previously tendered Existing Notes, see the section of this Offering Circular entitled “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Existing Notes.”

•	How will I be notified if the Exchange Offer is extended?

      If we extend the Exchange Offer, we will issue a press release or another form of public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the Exchange Offer. For more information regarding notification of Exchange Offer extensions, see the section of this Offering Circular entitled “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Existing Notes.”

•	How do I tender Existing Notes?

      To tender Existing Notes, you must deliver your Existing Notes, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to U.S. Bank National Association, the Exchange Agent for the Exchange Offer, not later than the time the Exchange Offer expires. If your Existing Notes are held in street name (that is, through a broker, dealer or other nominee) the Existing Notes can be tendered by your nominee through The Depository Trust Company, also known as DTC. If you cannot provide the Exchange Agent with all required documents prior to the expiration date of the Exchange Offer, you may obtain additional time to do so by submitting, prior to the expiration date of the Exchange Offer, a Notice of Guaranteed Delivery to the Exchange Agent. You must also guarantee that these items will be received by the Exchange Agent within three New York Stock Exchange trading days after the date the Exchange Agent receives your Notice of Guaranteed Delivery. However, for your tender to be valid, the Exchange Agent must receive the missing items within that three trading day period. For more information regarding the procedures for tendering your Existing Notes, see the section of this Offering Circular entitled “The Exchange Offer — Procedures for Tendering Existing Notes.”

•	Until when can I withdraw previously tendered Existing Notes?

      You can withdraw previously tendered Existing Notes at any time until the Exchange Offer has expired. In addition, if we have not agreed to accept your Existing Notes for exchange by March 6, 2003, you can withdraw them at any time after that date until we do accept your Existing Notes for exchange. For more information regarding your right to withdraw tendered Existing Notes, see the section of this Offering Circular entitled “The Exchange Offer — Withdrawal of Tenders.”

•	How do I withdraw previously tendered Existing Notes?

      To withdraw previously tendered Existing Notes, you must deliver a written notice of withdrawal (or a facsimile of one) to the Exchange Agent, along with all information required by the notice of withdrawal, during the times when withdrawals are permitted. For more information regarding the procedures for withdrawing tendered Existing Notes, see the section of this Offering Circular entitled “The Exchange Offer — Withdrawal of Tenders.”

•	When will I receive New Notes in exchange for my tendered Existing Notes?

      Subject to the satisfaction or waiver of all conditions to the Exchange Offer, and assuming we have not previously elected to terminate the Exchange Offer, we will accept for exchange all Existing Notes up to a maximum of $40,000,000 in principal amount that are properly tendered and not withdrawn prior to the expiration date of the Exchange Offer. Promptly following this date, New Notes will be delivered in exchange for up to $40,000,000 in principal amount of Existing Notes that are properly tendered and not withdrawn. For more information regarding our obligation to issue the New Notes in exchange for tendered Existing Notes, see the section of this Offering Circular entitled “The Exchange Offer — Acceptance of Existing Notes for Exchange; Delivery of New Notes.”

•	What happens if Existing Notes are tendered but not accepted for exchange?

      If we decide for any reason not to accept any Existing Notes for exchange, we will return the Existing Notes to the registered holder at our expense promptly after the expiration or termination of the Exchange Offer. In the case of Existing Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC, DTC will credit any unaccepted or non-exchanged Existing Notes to the tendering holder’s account at DTC. For more information regarding our acceptance of tendered Existing Notes, see the section of this Offering Circular entitled “The Exchange Offer — Acceptance of Existing Notes for Exchange; Delivery of New Notes.”

•	To whom should I direct questions about the Exchange Offer?

      If you have questions regarding the procedures for tendering in the Exchange Offer or require assistance in tendering your Existing Notes, please contact U.S. Bank National Association, the Exchange Agent for the Exchange Offer, at the telephone number or address set forth on the back cover page of this Offering Circular. If you would like to obtain additional copies of this Offering Circular, the enclosed Letter of Transmittal or copies of any of our SEC reports described in this Offering Circular, contact the Information Agent, at one of the telephone numbers or the address set forth on the back cover page of this Offering Circular. You can also contact us for additional information at the following address and telephone number:

Robbins & Myers, Inc.
1400 Kettering Tower
Dayton, Ohio 45423
(937) 225-3335
Attn: Hugh E. Becker — Vice President, Investor Relations

For more information regarding Robbins & Myers, see the section of this Offering Circular entitled “Where You Can Find More Information.”

Summary Description of the New Notes

Issuer	Robbins & Myers, Inc.

Securities Offered	Up to $40,000,000 in principal amount of 8.0% Convertible Subordinated Notes due 2008, to be issued under an indenture between us and U.S. Bank National Association, as trustee.

Interest Payment Dates	March 1 and September 1, commencing on the first such date after the exchange.

Maturity Date	January 31, 2008

Conversion	The New Notes are convertible at the option of the holder, in whole or in part, at any time prior to maturity, unless previously redeemed, into Common Shares at $22.50 per share, subject to adjustment under certain conditions.

Optional Redemption	The New Notes will be redeemable, in whole or in part, at our option at any time on or after March 1, 2004 at a redemption price: (a) on or after March 1, 2004 but prior to March 1, 2005, equal to 102% of the principal amount, and (b) on or after March 1, 2005, equal to 100% of the principal amount, in each case plus accrued but unpaid interest.

Ranking; Subordination	The New Notes will be subordinated to all of our present and future Senior Indebtedness (as defined). The New Notes will rank pari passu with the Existing Notes that remain outstanding after the Exchange Offer.

Listing	We intend to apply to have the New Notes listed for trading on the New York Stock Exchange.

Change in Control	Upon a Change in Control (as defined), each holder of the New Notes will have the right, subject to certain conditions and restrictions, to require us to repurchase any or all outstanding New Notes submitted by such holder at a purchase price of 100% of the principal amount plus accrued but unpaid interest.

Registration	The sale of the Existing Notes was registered by us under a registration statement on Form S-3 filed with the SEC. The Exchange Offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. In accordance with SEC interpretations, the New Notes received by you in the Exchange Offer will assume the same character as the Existing Notes tendered by you. As a result, the New Notes we issue to you in exchange for your Existing Notes, and the Common Shares issuable upon the conversion of the New Notes, should be freely tradable by you.

      For a more detailed description of the New Notes, see the section of this Offering Circular entitled “Description of the New Notes.”

Summary Description of the Common Shares

Issuer	Robbins & Myers, Inc.

Securities Offered	Common Shares, without par value, issuable upon conversion of the New Notes.

Listing	The Common Shares are listed for trading on the New York Stock Exchange under the symbol “RBN.” We intend to apply to have the Common Shares issuable upon conversion of the New Notes listed for trading on the New York Stock Exchange.

Market Prices	On January 6, 2003, the closing price per share of our Common Shares on the New York Stock Exchange was $18.39. For a summary of certain historical sales prices of the Common Shares on the New York Stock Exchange, see the section of this Offering Circular entitled “Market for the Common Shares; Dividend Policy.”

Dividends	We have paid cash dividends in every quarter since May 31, 1989, and since the second quarter of fiscal 1998 we have paid quarterly cash dividends of $0.055 per share. Payment of dividends in the future will be made out of funds legally available for that purpose and at the discretion of our Board of Directors, taking into account various factors considered relevant by our Board of Directors. Our ability to pay dividends is subject to certain contractual restrictions set forth in our bank credit facility.

Registration	The sale of the Existing Notes was registered by us under a registration statement on Form S-3 filed with the SEC. The Exchange Offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. In accordance with SEC interpretations, the New Notes received by you in the Exchange Offer will assume the same character as the Existing Notes tendered by you. As a result, the New Notes we issue to you in exchange for your Existing Notes, and the Common Shares issuable upon the conversion of the New Notes, should be freely tradable by you.

      For a more detailed description of the Common Shares, see the section of this Offering Circular entitled “Description of the Common Shares.”

Selected Consolidated Financial Information

      The following historical summary financial and operating data as of the end of and for each of the past five fiscal years are derived from our audited consolidated financial statements. The historical summary financial and operating data as of the end of and for the three month periods ended November 30, 2001 and 2002 are derived from our unaudited consolidated financial statements for the respective periods. You should read this summary financial information together with our audited consolidated financial statements and related notes set forth in our Annual Report on Form 10-K for the fiscal year ended August 31, 2002 and our unaudited consolidated financial statements and related notes set forth in our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2002. You should also read the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in each such report. You can obtain copies of these documents as provided in the sections of this Offering Circular entitled “Where You Can Find More Information” and “Incorporation of Information Filed with the SEC.”

						For the Three Months
	Years Ended August 31,					Ended November 30,

	1998	1999	2000	2001	2002	2001	2002

	(In thousands, except per share data)
Consolidated Income Statement Data(1):
Sales	$436,474	$400,142	$406,714	$425,902	$526,373	$139,387	$124,828
Cost of sales	277,761	263,976	266,480	285,168	352,609	92,443	83,280

Gross profit(2)	158,713	136,166	140,234	140,734	173,764	46,944	41,548
Selling, general and administrative expenses	93,148	89,403	88,594	87,844	130,802	33,761	33,966
Amortization(3)	7,670	7,660	8,077	8,187	2,015	558	539
Other	(2,247)	5,815	(9)	1,467	—	—	—

Income before interest and income taxes(2)(3)	60,142	33,288	43,572	43,236	40,947	12,625	7,043
Interest expense	12,821	13,752	13,531	12,312	17,565	4,053	3,858

Income before income taxes(2)(3)	47,321	19,536	30,041	30,924	23,382	8,572	3,185
Income tax expense	16,091	6,647	10,513	10,229	7,831	2,872	1,067
Minority interest	—	1,040	1,472	1,064	1,048	259	128

Net income(2)(3)	$31,230	$11,849	$18,056	$19,631	$14,503	$5,441	$1,990

Net Income Per Share(2)(3):
Basic	$2.83	$1.08	$1.65	$1.78	$1.17	$0.46	$0.14
Diluted	2.43	1.06	1.53	1.63	1.15	0.43	0.14
Average Number of Shares Outstanding:
Basic	11,032	10,930	10,946	11,050	12,379	11,773	14,344
Diluted	13,906	13,535	13,416	13,465	14,688	14,120	16,568
Other Financial Data:
Capital expenditures	$23,020	$11,612	$19,842	$20,200	$15,112	$2,802	$2,913
Depreciation and amortization	23,516	24,521	24,370	24,348	22,043	5,948	5,588
EBITDA(4)	83,658	57,809	67,942	67,584	62,990	18,573	12,631
Book value per share	13.68	14.10	15.26	16.88	18.17	17.08	18.42
Ratio of earnings to fixed charges	4.69	2.31	3.05	3.38	2.24	3.02	1.78

	As of August 31,					As of November 30,

	1998	1999	2000	2001	2002	2001	2002

	(In thousands)
Balance Sheet Information(1):
Cash and cash equivalents	$6,822	$8,901	$11,244	$16,122	$10,534	$12,097	$14,161
Current assets	152,617	155,842	166,883	267,813	243,080	264,607	243,147
Current liabilities	87,793	83,005	91,289	149,247	130,361	132,772	125,083
Total assets	501,008	493,852	495,679	660,260	682,692	655,370	693,108
Total debt	206,242	191,272	177,864	258,894	208,446	255,745	220,754
Shareholders’ equity	150,763	154,226	167,182	197,902	260,493	201,953	264,293

(1)	Fiscal 1998 reflects the acquisitions of Flow Control Equipment, Inc. and Technoglass S.p.A. Fiscal 2001 reflects the acquisition of Romaco on August 31, 2001. The August 31, 2001 balance sheet information includes Romaco, but the fiscal 2001 consolidated income statement data does not include Romaco.

(2)	Fiscal 1999 includes charges of $4,769,000 primarily for the closure of our Fairfield, California manufacturing facility and one-time severance and early retirement costs of $1,600,000. Fiscal 2000 includes charges of $409,000 relating to the closure of our Fairfield facility, a gain of $918,000 relating to the sale of our Fairfield facility and a charge of $500,000 related to Universal Glasteel Equipment, Inc. Fiscal 2001 includes charges of $2,492,000 relating to our global reorganization program, including inventory write-downs of $1,000,000 that are included in gross profit. These special items decreased fiscal 1999 net income by $4,204,000 ($0.31 per diluted share), increased fiscal 2000 net income by $6,000 ($0.00 per diluted share) and decreased fiscal 2001 net income by $1,670,000 ($0.12 per diluted share).

(3)	In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 establishes accounting and reporting standards for intangible assets and goodwill. It requires that goodwill and certain intangible assets no longer be amortized to earnings, but instead be reviewed periodically for impairment. We adopted this pronouncement as of the beginning of our fiscal year 2002. Had the new pronouncement been adopted at the beginning of fiscal year 1998 (i) goodwill amortization in the following amounts would not have been recorded in the periods indicated: fiscal 1998, $4,798,000; fiscal 1999, $5,439,000; fiscal 2000, $5,541,000; and fiscal 2001, $5,420,000; and (ii) net income per diluted share in the periods indicated would have been as follows: fiscal 1998, $2.65; fiscal 1999, $1.32; fiscal 2000, $1.80; and fiscal 2001, $1.89.

(4)	EBITDA represents the sum of income before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, and should not be considered as an alternative to net income as a measure of operating results.

Risk Factors

       You should carefully consider the risk factors described below and all other information contained in this Offering Circular, as well as the other information we include or incorporate by reference in this Offering Circular and the additional information in the reports that we file with the SEC, before deciding to exchange your Existing Notes. If any of the events contemplated by the following risks actually occur, then our business, financial condition or results of operations could be materially adversely affected. We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors may emerge from time to time. We can neither predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward looking statements.

Risk Factors Relating to Robbins & Myers

Some of our end-markets are cyclical, which may cause fluctuations in our sales and operating results.

      We have experienced, and expect to continue to experience, fluctuations in operating results due to business cycles. We sell our products principally to pharmaceutical, energy and industrial markets. While we serve a variety of markets to avoid a dependency on any one, a significant downturn in any of these markets could cause a material adverse impact on our sales and operating results.

      The energy market, in particular, is cyclical in nature as the worldwide demand for oil and gas fluctuates. When worldwide demand for these commodities is depressed, the demand for our products used in drilling and recovery applications is reduced. We have historically generated lower sales and profits in periods of declining demand for oil and gas. Accordingly, results of operations for any particular period are not necessarily indicative of the results of operations for any future period. Future downturns in demand for oil and gas could have a material adverse effect on our sales and operating results. Similarly, the industrial market has historically experienced cyclical fluctuations in demand that also could have a material adverse effect on our sales and operating results.

Our businesses are adversely affected by economic downturns.

      As a supplier of capital equipment to a variety of industries, we are adversely affected by general economic downturns. Many of our customers, particularly in the industrial markets, will delay capital projects, including non-critical maintenance and upgrades, during economic downturns. Our U.S. businesses in particular were adversely affected by the weak economic conditions in fiscal 2001 and 2002. The terrorist attacks on September 11, 2001 and the resulting war on terrorism caused instability in world markets, which, we believe, further negatively impacted capital equipment purchases in our markets.

A substantial portion of our sales are to customers outside the United States, and we are subject to special risks associated with international operations.

      Approximately 60% of our fiscal 2002 sales were to customers outside the U.S., and we maintain manufacturing facilities in 15 non-U.S. countries. Conducting business outside the U.S. is subject to risks, including currency exchange rate fluctuations; changes in regional, political or economic conditions; trade protection measures, such as tariffs or import or export restrictions; and unexpected changes in regulatory requirements. One or more of these factors could have a material adverse effect on our international operations.

      We are subject to a variety of laws regarding our international operations, including regulations issued by the U.S. Customs Service, the Bureau of Export Administration and various foreign governmental agencies. We cannot predict the nature, scope or effect of future regulatory requirements to which our international manufacturing operations and trading practices might be subject or the manner in which existing laws might be administered or interpreted. Future regulations could limit the countries in which certain of our products may be manufactured or sold or could restrict our access to, and increase the cost of obtaining, products from foreign sources. In addition, actual or alleged violations of import-export laws could result in enforcement actions and financial penalties that could result in substantial costs.

Competition in our markets could cause our sales to decrease.

      We face significant competition from a variety of competitors in our markets. In addition, new competitors could enter our markets. Competitive pressures, including product quality, performance, price and service capabilities, and new technologies could adversely affect our competitive position, involving a loss of market share or decrease in prices, either of which could have a material adverse effect on our sales.

Our inability to identify acquisition candidates or obtain financing for acquisitions may adversely affect our ability to execute one of our business strategies.

      One of our growth strategies is to increase our sales and expand our markets through acquisitions. We may not be able to identify and successfully negotiate suitable acquisitions, obtain financing for future acquisitions on satisfactory terms or otherwise complete future acquisitions. Limitations on our borrowing capacity could impact our ability to borrow funds to finance future acquisitions. If we are unable to successfully identify acquisition candidates and complete acquisitions, it could have a material adverse effect on our growth prospects.

Our leverage could adversely affect our financial health, make us vulnerable to adverse economic and industry conditions or prevent us from fulfilling our obligations under our credit facility.

      We have incurred indebtedness that is substantial in relation to our shareholders’ equity. As of November 30, 2002 we had $220,754,000 of total debt outstanding and $264,293,000 of total shareholders’ equity. Our leverage could:

•	make it difficult for us to fulfill our obligations under our credit facility;

•	increase our vulnerability to interest rate changes and general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the availability of our cash flow to finance acquisitions and to fund working capital, capital expenditures, research and development efforts and other general corporate activities;

•	limit our flexibility in planning for, or reacting to, changes in our business and our markets; and

•	place us at a competitive disadvantage relative to our competitors that have less indebtedness.

      A continuing economic recession may impact substantially leveraged companies, such as us, more than competing companies with less leverage and may have a material adverse effect on our financial condition, results of operations and cash flows.

Our bank credit agreement imposes restrictions with respect to various business matters.

      Our $126,123,000 bank credit agreement contains numerous restrictive covenants that limit the discretion of management with respect to certain business matters. These covenants place significant restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other payments in respect of our Common Shares, to engage in transactions with affiliates, to make certain payments and investments and to merge or consolidate with another entity. The credit agreement also contains a number of financial covenants that require us to meet certain financial ratios and tests. If we fail to comply with the obligations in the credit agreement, it could result in an event of default under the credit agreement. If an event of default is not cured or waived, it could result in acceleration of the indebtedness under our credit agreement and under other instruments that may contain cross-acceleration or cross-default provisions, any of which could have a material adverse effect on our business.

The nature of our products creates the possibility of product liability lawsuits, which could harm our business.

      As a manufacturer of equipment and systems for use in various markets, we face an inherent risk of exposure to product liability claims. Although we maintain strict quality controls and procedures, we cannot be certain that our products will be completely free from defect. In addition, in certain cases, we rely on third-party manufacturers for components of our products. Although we have liability insurance coverage, we cannot be certain that this insurance coverage will continue to be available to us at a reasonable cost or will be adequate to cover any such liabilities. We generally seek to obtain contractual indemnification from our third-party suppliers, which is typically limited by its terms. In the event we do not have adequate insurance or contractual indemnification, product liabilities could have a material adverse effect on our business, financial condition or results of operations. Even if a product liability claim is without merit, it could harm our business.

A limited number of our shareholders can exert significant influence over us.

      As of November 30, 2002, Maynard H. Murch IV, who is our Chairman of the Board, beneficially owned 3,087,444 of our outstanding Common Shares. Our executive officers and directors, including Mr. Murch, as a group beneficially own 24.8% of our outstanding Common Shares (assuming the exercise of all options exercisable within 60 days). Mr. Murch’s share ownership could permit him, acting alone or together with other directors and executive officers, to exert significant influence over the outcome of votes, including votes concerning the election of directors, amendments to our articles of incorporation and code of regulations, possible mergers, corporate control contests and other significant corporate transactions.

Various restrictions in our governing documents and Ohio law could hinder a takeover of us that is not supported by our Board of Directors.

      Our articles of incorporation and code of regulations and the Ohio General Corporation Law contain provisions that could delay or prevent a change in control in a transaction that is not approved by our Board of Directors. These include provisions creating a classified board and limiting the shareholders’ powers to remove directors. Additionally, as an Ohio corporation, we are subject to the Ohio Control Share Acquisition Law and the Ohio Merger Moratorium Law, which could delay or impede any proposed acquisition of us that is not approved by our Board of Directors.

Risk Factors Relating to the Exchange Offer

The New Notes will be subordinated to our Senior Indebtedness.

      The New Notes will be subordinated to all Senior Indebtedness, as this term is defined in the New Note indenture, but will rank pari passu with the Existing Notes that remain outstanding after the Exchange Offer. As of November 30, 2002, we had approximately $140,627,000 of indebtedness outstanding that will rank senior to the New Notes. In addition, because some of our operations are conducted through subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of the holders of the New Notes. The indenture for the New Notes will not limit the amount of Senior Indebtedness or other indebtedness that we or any of our subsidiaries can create, incur, assume or guarantee.

      The New Notes may be converted into Common Shares at a price of $22.50 per share. On January 6, 2003, the closing price per share of our Common Shares on the New York Stock Exchange was $18.39. If the market price for our Common Shares remains lower than the conversion price for the New Notes, the conversion of your New Notes may not be practicable or profitable because you would be paying more for our Common Shares than the market price for such shares.

The conversion of the New Notes issued in the Exchange Offer, together with our future capital raising activities, will result in dilution to our existing holders of Common Shares.

      Assuming that a large portion of the Existing Notes are exchanged for New Notes, a significant amount of our Common Shares will be issuable upon conversion of the New Notes. In addition, we anticipate that in order to adequately finance the growth of our business, we may offer and sell our Common Shares in various private or public offerings. The occurrence of any or all of the foregoing would result in dilution to our existing holders of Common Shares.

You may not be able to sell the New Notes when you want and, if you do, you may not be able to receive the price you want.

      As the Exchange Offer will be the first issuance of the New Notes, there has previously been no trading market for the New Notes that you will receive in the Exchange Offer. We intend to apply to have the New Notes listed for trading on the New York Stock Exchange. There can be no assurance that such application will be accepted or that, if it is accepted, that the New Notes will be regularly traded through that market. The liquidity of any market for the New Notes will also depend upon the number of holders of the New Notes, our financial performance and the market for similar securities. Therefore, you may not be able to sell the New Notes when you want and, if you do, you may not be able to receive the price you want.

If you have claims against Robbins & Myers resulting from your acquisition or ownership of Existing Notes, you will give up those claims if you exchange your Existing Notes.

      By tendering your Existing Notes in the Exchange Offer, you will be deemed to have waived any and all rights to receive any payments, including without limitation interest payments beyond the date of exchange, and you agree that our obligations to you under the New Note indenture and the New Notes will supersede and replace in their entirety our obligations to you under the Existing Note indenture and the Existing Notes. In addition, holders who do not tender their Existing Notes for exchange and former holders who have already sold their Existing Notes will continue to have the right to assert against us their rights under the Existing Notes.

You will recognize taxable gain or loss on your exchange of Existing Notes for New Notes.

      An exchanging U.S. holder will be required to recognize any gain or loss realized on the exchange. The realized gain or loss to an exchanging U.S. holder of Existing Notes generally will be equal to the difference between the fair market value of the New Notes received and the adjusted tax basis of the Existing Notes in the hands of such U.S. holder. See the section of this Offering Circular entitled “Certain United States Federal Income Tax Considerations.”

Market for the Existing Notes

       As of January 8, 2003, there were approximately 800 beneficial owners of the Existing Notes. The Existing Notes are listed for trading on the New York Stock Exchange under the symbol “RBN#03.” Trading in the Existing Notes has been limited and sporadic. On January 6, 2003, the closing price for the Existing Notes on the New York Stock Exchange was $100.38.

Market for the Common Shares; Dividend Policy

       Our Common Shares are listed for trading on the New York Stock Exchange under the symbol “RBN.” The following table sets forth, for the periods indicated, the high and low sales prices per share for our Common Shares as reported on the New York Stock Exchange:

	High	Low

FISCAL 2001 QUARTER ENDED:
November 30, 2000	$25.99	$21.76
February 28, 2001	28.39	21.52
May 31, 2001	29.25	24.45
August 31, 2001	28.77	24.20
FISCAL 2002 QUARTER ENDED:
November 30, 2001	$29.04	$22.46
February 28, 2002	26.25	21.90
May 31, 2002	29.48	23.00
August 31, 2002	26.25	18.65
FISCAL 2003 QUARTER ENDED:
November 30, 2002	$20.05	$14.70
February 28, 2003 (through January 6, 2003)	19.64	14.80

      On January 6, 2003, the closing price per share of our Common Shares on the New York Stock Exchange was $18.39. As of October 18, 2002, we had 503 shareholders of record. This number excludes beneficial owners of Common Shares held in street name. Based on requests from brokers and other nominees, we estimate there are approximately an additional 2,300 holders of our Common Shares.

      We have paid cash dividends in every quarter since May 31, 1989, and since the second quarter of fiscal 1998, we have paid quarterly cash dividends of $0.055 per share. Payment of dividends in the future will be made out of funds legally available for that purpose and at the discretion of our Board of Directors, taking into account, among other things, our earnings, capital requirements, financial condition, commitments for our use of available funds and other factors considered relevant by our Board of Directors.

      Our ability to pay dividends is subject to certain contractual restrictions set forth in our bank credit facility. The amount of cash dividends plus stock repurchases we may incur in each fiscal year is restricted to the greater of $3,500,000 or 50% of our net income for the immediately preceding fiscal year, plus a portion of any unused amounts from the preceding fiscal year. For purposes of this test, stock repurchases related to stock option exercises or in connection with withholding taxes due under any stock plan in which employees or directors participate are not included. Under this formula, such cash dividends and treasury stock purchases in fiscal 2003 are limited to $12,159,000.

Selected Consolidated Financial Information

       The following historical summary financial and operating data as of the end of and for each of the past five fiscal years are derived from our audited consolidated financial statements. The historical summary financial and operating data as of the end of and for the three month periods ended November 30, 2001 and 2002 are derived from our unaudited consolidated financial statements for the respective periods. You should read this summary financial information together with our audited consolidated financial statements and related notes set forth in our Annual Report on Form 10-K for the fiscal year ended August 31, 2002 and our unaudited consolidated financial statements and related notes set forth in our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2002. You should also read the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in each such report. You can obtain copies of these documents as provided in the sections of this Offering Circular entitled “Where You Can Find More Information” and “Incorporation of Information Filed with the SEC.”

						For the Three Months
	Years Ended August 31,					Ended November 30,

	1998	1999	2000	2001	2002	2001	2002

	(In thousands, except per share data)
Consolidated Income Statement Data(1):
Sales	$436,474	$400,142	$406,714	$425,902	$526,373	$139,387	$124,828
Cost of sales	277,761	263,976	266,480	285,168	352,609	92,443	83,280

Gross profit(2)	158,713	136,166	140,234	140,734	173,764	46,944	41,548
Selling, general and administrative expenses	93,148	89,403	88,594	87,844	130,802	33,761	33,966
Amortization(3)	7,670	7,660	8,077	8,187	2,015	558	539
Other	(2,247)	5,815	(9)	1,467	—	—	—

Income before interest and income taxes(2)(3)	60,142	33,288	43,572	43,236	40,947	12,625	7,043
Interest expense	12,821	13,752	13,531	12,312	17,565	4,053	3,858

Income before income taxes(2)(3)	47,321	19,536	30,041	30,924	23,382	8,572	3,185
Income tax expense	16,091	6,647	10,513	10,229	7,831	2,872	1,067
Minority interest	—	1,040	1,472	1,064	1,048	259	128

Net income(2)(3)	$31,230	$11,849	$18,056	$19,631	$14,503	$5,441	$1,990

Net Income Per Share(2)(3):
Basic	$2.83	$1.08	$1.65	$1.78	$1.17	$0.46	$0.14
Diluted	2.43	1.06	1.53	1.63	1.15	0.43	0.14
Average Number of Shares Outstanding:
Basic	11,032	10,930	10,946	11,050	12,379	11,773	14,344
Diluted	13,906	13,535	13,416	13,465	14,688	14,120	16,568
Other Financial Data:
Capital expenditures	$23,020	$11,612	$19,842	$20,200	$15,112	$2,802	$2,913
Depreciation and amortization	23,516	24,521	24,370	24,348	22,043	5,948	5,588
EBITDA(4)	83,658	57,809	67,942	67,584	62,990	18,573	12,631
Book value per share	13.68	14.10	15.26	16.88	18.17	17.08	18.42
Ratio of earnings to fixed charges	4.69	2.31	3.05	3.38	2.24	3.02	1.78

	As of August 31,					As of November 30,

	1998	1999	2000	2001	2002	2001	2002

	(In thousands)
Balance Sheet Information(1):
Cash and cash equivalents	$6,822	$8,901	$11,244	$16,122	$10,534	$12,097	$14,161
Current assets	152,617	155,842	166,883	267,813	243,080	264,607	243,147
Current liabilities	87,793	83,005	91,289	149,247	130,361	132,772	125,083
Total assets	501,008	493,852	495,679	660,260	682,692	655,370	693,108
Total debt	206,242	191,272	177,864	258,894	208,446	255,745	220,754
Shareholders’ equity	150,763	154,226	167,182	197,902	260,493	201,953	264,293

(1)	Fiscal 1998 reflects the acquisitions of Flow Control Equipment, Inc. and Technoglass S.p.A. Fiscal 2001 reflects the acquisition of Romaco on August 31, 2001. The August 31, 2001 balance sheet information includes Romaco, but the fiscal 2001 consolidated income statement data does not include Romaco.

(2)	Fiscal 1999 includes charges of $4,769,000 primarily for the closure of our Fairfield, California manufacturing facility and one-time severance and early retirement costs of $1,600,000. Fiscal 2000 includes charges of $409,000 relating to the closure of our Fairfield facility, a gain of $918,000 relating to the sale of our Fairfield facility and a charge of $500,000 related to Universal Glasteel Equipment, Inc. Fiscal 2001 includes charges of $2,492,000 relating to our global reorganization program, including inventory write-downs of $1,000,000 that are included in gross profit. These special items decreased fiscal 1999 net income by $4,204,000 ($0.31 per diluted share), increased fiscal 2000 net income by $6,000 ($0.00 per diluted share) and decreased fiscal 2001 net income by $1,670,000 ($0.12 per diluted share).

(3)	In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 establishes accounting and reporting standards for intangible assets and goodwill. It requires that goodwill and certain intangible assets no longer be amortized to earnings, but instead be reviewed periodically for impairment. We adopted this pronouncement as of the beginning of our fiscal year 2002. Had the new pronouncement been adopted at the beginning of fiscal year 1998 (i) goodwill amortization in the following amounts would not have been recorded in the periods indicated: fiscal 1998, $4,798,000; fiscal 1999, $5,439,000; fiscal 2000, $5,541,000; and fiscal 2001, $5,420,000; and (ii) net income per diluted share in the periods indicated would have been as follows: fiscal 1998, $2.65; fiscal 1999, $1.32; fiscal 2000, $1.80; and fiscal 2001, $1.89.

(4)	EBITDA represents the sum of income before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, and should not be considered as an alternative to net income as a measure of operating results.

Pro Forma Effect of the Exchange Offer

       The following balance sheet and income statement sets forth the pro forma effect of the Exchange Offer to Robbins & Myers as of November 30, 2002 and for the fiscal year ended August 31, 2002 and the quarterly period ended November 30, 2002. This presentation assumes the exchange of $40,000,000 in principal amount of the New Notes for $40,000,000 in principal amount of the Existing Notes.

Pro Forma Balance Sheet

	As of November 30, 2002

	Actual	Adjustments	Pro Forma

	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$14,161		$14,161
Accounts receivable	107,222		107,222
Inventories	95,978		95,978
Other current assets	11,684		11,684
Deferred taxes	14,102		14,102

Total Current Assets	243,147	$0	243,147

Goodwill & Other Intangible Assets	297,868		297,868
Other Assets	6,793		6,793
Property, Plant & Equipment	145,300		145,300

	$693,108	$0	$693,108

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$41,274		$41,274
Accrued expenses	77,147		77,147
Current portion of long-term debt	6,662		6,662

Total Current Liabilities	125,083	$0	125,083

6.5% Convertible Subordinated Notes	59,691	(40,000)	19,691
8.0% Convertible Subordinated Notes	0	40,000	40,000
Other Long-Term Debt — Less Current Portion	154,401		154,401
Deferred Taxes	8,905		8,905
Other Long-Term Liabilities	80,735		80,735
Shareholders’ Equity	264,293		264,293

	$693,108	$0	$693,108

Pro Forma Income Statement

	Year Ended August 31, 2002			Quarter Ended November 30, 2002

	Actual	Adjustments	Pro Forma	Actual	Adjustments	Pro Forma

	(In thousands, except per share data)
Sales	$526,373		$526,373	$124,828		$124,828
Cost of sales	352,609		352,609	83,280		83,280

Gross profit	173,764		173,764	41,548		41,548
SG&A expenses	130,802		130,802	33,966		33,966
Amortization expense	2,015		2,015	539		539
Other	0		0	0		0

Income before interest and income taxes	40,947		40,947	7,043		7,043
Interest expense	17,565	$600	18,165	3,858	$150	4,008

Income before income taxes and minority interest	23,382	(600)	22,782	3,185	(150)	3,035
Income tax expense	7,831	(201)	7,630	1,067	(50)	1,017
Minority interest	1,048		1,048	128		128

Net income(1)	$14,503	$(399)	$14,104	$1,990	$(100)	$1,890

Net income per share(1):
Diluted	$1.15	$(0.03)	$1.12	$0.14	$(0.01)	$0.13
Book value per share	18.17	—	18.17	18.42	—	18.42
Ratio of earnings to fixed charges	2.24	(0.07)	2.17	1.78	(0.07)	1.71
Weighted average common shares outstanding:
Diluted(1)	14,688	310	14,998	16,568	310	16,878

(1)	The following pro forma information differs from the Pro Forma Income Statement set forth above in that it reflects, in addition to the exchange of $40,000,000 in principal amount of New Notes for an equal principal amount of Existing Notes as shown above, the expected repayment of the remaining $19,691,000 of Existing Notes using the proceeds from our revolving credit agreement with a borrowing rate of 4.0%:

	Year Ended August 31, 2002			Quarter Ended November 30, 2002

	Actual	Adjustments	Pro Forma	Actual	Adjustments	Pro Forma

	(In thousands, except per share data)
Net income	$14,503	$(72)	$14,431	$1,990	$(18)	$1,972
Net income per share (diluted)	1.15	0.00	1.15	0.14	0.00	0.14
Weighted average diluted shares outstanding	14,688	(413)	14,275	16,568	(413)	16,155

Our Business

Overview

      We are a leading designer, manufacturer and marketer of highly engineered, application-critical equipment and systems for the pharmaceutical, energy and industrial markets worldwide. Our principal brand names — Pfaudler®, Moyno®, Chemineer®, Laetus®, FrymaKoruma®, Siebler®, Hapa® and Hercules® — hold the number one or two market share position in the niche markets they serve. We attribute our success to our close and continuing interaction with customers, our manufacturing, sourcing and application engineering expertise and our ability to serve customers globally. Our fiscal 2002 sales were $526,373,000, and no one customer accounted for more than 5% of these sales.

      During the past five years, our strategy has been to increase our focus on higher-growth markets, such as pharmaceutical and energy, and to broaden our international presence. In furtherance to this strategy, on August 31, 2001, we acquired Romaco, a European-based manufacturer of processing, dosing, filling, printing and security equipment for the pharmaceutical and healthcare industries. Our acquisition of Romaco expands the breadth of our pharmaceutical capabilities and positions us as a leading supplier of primary and secondary processing equipment to the growing pharmaceutical market. The addition of Romaco also increased our international sales from 45% of our fiscal 2001 sales to 60% of our fiscal 2002 sales.

      Our business consists of three market-focused segments: pharmaceutical, energy and industrial.

      Pharmaceutical. Our pharmaceutical business segment includes our Reactor Systems and Romaco businesses and is focused primarily on the pharmaceutical and healthcare industries. Our Reactor Systems business designs, manufactures and markets primary processing equipment and has the leading worldwide position in glass-lined reactors and storage vessels. Our Romaco business designs, manufactures and markets secondary processing, dosing, filling, printing and security equipment. Several of our Romaco brands hold the number one or two worldwide position in the niche markets they serve. Major customers of our pharmaceutical segment include Bayer, GlaxoSmithKline, Merck, Novartis and Pharmacia.

      Energy. Our energy business segment designs, manufactures and markets equipment and systems used in oil and gas exploration and recovery. Our equipment and systems include hydraulic drilling power sections, down-hole pumps and a broad line of ancillary equipment, such as rod guides, rod and tubing rotators, wellhead systems, pipeline closure products and valves. These products and systems are used at the wellhead and in subsurface drilling and production. Several of our energy products, including hydraulic drilling power sections and down-hole pumps, hold the number one or two worldwide position in their respective markets. Major customers of our energy segment include Schlumberger, Chevron Texaco and National Oilwell.

      Industrial. Our industrial business segment is comprised of our Moyno, Chemineer and Edlon businesses, which design, manufacture and market products that are used in specialty chemical, wastewater treatment and a variety of other industrial applications. Our Moyno business manufactures pumps that utilize progressing cavity technology to provide fluids-handling solutions for a wide range of applications involving the flow of viscous, abrasive and solid-laden slurries and sludges. Our Chemineer business manufactures high-quality standard and customized fluid-agitation equipment and systems. Our Edlon business manufactures customized fluoropolymer-lined pipe, fittings, vessels and accessories. Our industrial segment has a highly diversified customer base and sells its products to over 3,400 customers worldwide.

Pharmaceutical Business Segment

      Our pharmaceutical business segment, which includes our Reactor Systems and Romaco businesses, primarily serves the pharmaceutical, healthcare, nutraceutical and fine chemicals markets. We believe that our pharmaceutical business segment will benefit from the continued trend of high levels of capital expenditures within these industries. We expect the need for new and enhanced processing equipment will be driven by numerous factors, including the accelerating pace of the drug discovery process, the cost advantages of pharmaceuticals over alternative forms of treatment, the aging of the population, the increasing availability of generic drugs due to the expiration of patents, the impact of increasing direct-to-consumer advertising by pharmaceutical manufacturers, the growing demand for nutraceutical products and escalating healthcare expenditures in emerging markets.

     Reactor Systems

      Our Reactor Systems business, which includes our Pfaudler and TyconTechnoglass brands, designs, manufactures and markets glass-lined reactor and storage vessels, engineered systems, mixing systems and accessories, including instrumentation and piping. This equipment is principally used in the primary processing of pharmaceuticals and fine chemicals. A reactor system performs critical functions in batch processing by providing a pressure- and temperature-controlled agitation environment for the often complex chemical reactions necessary to process pharmaceuticals and fine chemicals.

      To produce a reactor system, we fabricate a specialized steel vessel, which may include an outer jacket for a heating and cooling system, and line the vessel with glass by bonding the glass to the inside steel surface. Application-specific glasses are bonded with the inner steel surface of the vessel to provide an inert and corrosion-resistant surface. In response to market demand, we introduced Pfaudler Pharmaglass PPG in fiscal 2001. We believe this new glass is smoother, cleaner and less likely to contaminate the chemicals being processed than any other glass available.

      Our Reactor Systems business sells reactor vessels with capacities up to 15,000 gallons, which are generally both custom ordered and designed, and are often equipped with accessories, such as drives, glass-lined agitators and baffles. We also sell these vessels as part of an engineered system. Using our application engineering expertise and our understanding of our customers’ requirements, we are able to engineer and produce a complete processing system, which may be installed at the customer’s facility or delivered to the customer as a skid-mounted system. A complete engineered system may include a process guarantee and range in price from approximately $500,000 to $5,000,000. Additionally, we manufacture and sell glass-lined storage vessels with capacities up to 25,000 gallons, primarily to the same customers that use glass-lined reactor systems.

      Aftermarket Sales. Aftermarket products and services, which include field service, replacement parts, accessories and reconditioning of glass-lined vessels, are an important part of our Reactor Systems business. Glass-lined vessels require regular maintenance and care because they are subjected to harsh operating conditions, and there is often a need to maintain a high-purity processing environment. We have expanded our aftermarket capabilities to take advantage of our large installed base of Pfaudler glass-lined vessels and to better meet the needs of our customers, who are increasingly inclined to outsource various maintenance and service functions.

      We service our own and competitors’ equipment from our various facilities and have two units dedicated to serving the aftermarket — Glasteel Parts and Service (GPS) and Chemical Reactor Services (CRS). GPS and CRS are the leading providers of aftermarket services for glass-lined equipment in the U.S. and in Europe, respectively. Through our joint venture, Universal Glasteel Equipment, we refurbish and sell used, glass-lined vessels.

      Markets and Competition. We believe we have the number one worldwide market position in glass-lined reactors and storage vessels, representing a global market share in excess of 50%. Our Pfaudler brand has the leading market share in glass-lined reactors and vessels, as well as the largest installed base in most of the countries in which Pfaudler operates, including Germany, Mexico, Brazil, India, Scotland and the U.S. Our TyconTechnoglass brand has the leading market share in Italy and a significant project business globally. Our Pfaudler and TyconTechnoglass brands compete principally with DeDeitrich, a French company, in all world markets except Japan, China and India.

Romaco

      Our acquisition of Romaco on August 31, 2001 represented a key step in our strategy to expand our equipment and systems offerings to our pharmaceutical customers and to grow internationally. Romaco designs, manufactures and markets secondary processing, dosing, filling, printing and security equipment used by the pharmaceutical, healthcare, nutraceutical and cosmetics industries. The principal brand names in our Romaco business, which hold the number one or two market share position in the niche markets they serve, are Laetus, FrymaKoruma, Hapa and Siebler.

      Romaco equipment and systems are used in:

•	secondary processing of pharmaceuticals, such as homogenizers, granulators and dryers;

•	dosing, filling and sealing of vials, capsules, tubes, tablet pressing and other containers; and

•	printing, security and packaging functions, such as strip and blister packaging equipment, and in-line printing, labeling, security and control equipment.

      Romaco’s expertise extends from secondary processing through the final packaging of pharmaceuticals, nutraceuticals and cosmetics. For example, Romaco provides modular processing, dosing and filling systems, which can include equipment for the in-line labeling of drugs and the printing of dispensing packages. Romaco employs more than 150 application engineers who work closely with customers to design specific equipment and systems to meet their requirements.

      Aftermarket Sales. Aftermarket sales of our Romaco business were approximately $35,000,000 in fiscal 2002, or 20% of Romaco’s total sales. Included in these aftermarket sales are certain proprietary consumables, such as inks and labels.

      Markets and Competition. Romaco has a large installed base of equipment in Europe, where it has its greatest market share, and a smaller presence in the U.S. and Asia. We believe there are opportunities, through our Reactor Systems customer base and our existing facilities in the U.S. and Asia, to effectively introduce Romaco products to customers in these markets. We believe Romaco is one of the top four worldwide manufacturers of the type of pharmaceutical equipment it provides; however, the market is fragmented with many competitors, none of which is dominant. Given the fragmented nature of the industry, we believe there are strategic opportunities to expand our market share through acquisitions of companies and particular product lines.

Energy Business Segment

      Our energy business designs, manufactures and markets a variety of specialized equipment and systems used in oil and gas exploration and recovery. Our equipment and systems are used at the wellhead and in subsurface drilling and production and include:

•	hydraulic drilling power sections and down-hole progressing cavity pumps, which we market under our Moyno brand name;

•	tubing wear prevention equipment, such as rod guides and rod and tubing rotators;

•	a broad line of ancillary equipment used at the wellhead; and

•	pipeline closure products and valves, which we market under our Yale and Hercules brand names.

      Hydraulic drilling power sections are used to drive the drill bit in horizontal and directional drilling applications, often drilling multiple wells from a single location. Down-hole pumps are used primarily to lift crude oil to the surface where there is insufficient natural pressure and for dewatering gas wells. The largest oil and natural gas recovery markets that benefit from using down-hole pumps are in Canada, the U.S., Venezuela, Indonesia and the Commonwealth of Independent States (CIS). Rod guides are placed on down-hole rods used to pump oil to protect the rods and the production tubing from damage during operation and to enhance the flow of fluid to the surface. Tubing rotator products are an effective way of evenly distributing down-hole tubing wear. Wellhead products are used at the wellhead to control the flow of oil, gas and other material from the well. Pipeline closure products are used in oil and gas pipelines to allow access to a pipeline at selected intervals for inspection and cleaning. Principal brands of our energy segment include Moyno, Yale and Hercules.

      Aftermarket Sales. Aftermarket sales in our energy business consist principally of the relining of stators and the refurbishment of rotors. However, replacement items, such as power sections and down-hole pump rotors and rod guides, which wear out after regular usage, are complete products and are not identifiable by us as aftermarket sales.

      Markets and Competition. Our energy business is the leading independent manufacturer of hydraulic drilling power sections worldwide. We are also the leading manufacturer of rod guides, wellhead components and pipeline closure products and the second leading manufacturer of down-hole progressing cavity pumps. While the oil and gas exploration and recovery equipment marketplace is highly fragmented, we believe that, with our leading products, we are effectively positioned as a full-line supplier with the capability to provide customers with complete system sourcing.

      Oil and gas service companies use the most advanced technologies available in the exploration and recovery of oil and gas. Accordingly, new product innovation is critical to our business. We continually develop new elastomer compounds, as well as new stator manufacturing technologies, for use in power sections and down-hole pumps that allow drilling and recovery operations to be conducted in deeper formations and under more adverse conditions. We are also focused on innovations that reduce downtime in drilling and production activities for end-users of our equipment who incur high costs for any downtime. In addition, we regularly introduce new wellhead equipment and rod guide designs and materials to improve the efficiency of well production.

Industrial Business Segment

      Our industrial business segment is comprised of our Moyno, Chemineer and Edlon businesses, which design, manufacture and market products that are used in specialty chemical, wastewater treatment and a variety of other industrial applications. Our industrial businesses have strong brand names and market share and maintain strict operating discipline.

Moyno

      Our Moyno business designs, manufactures and markets progressing cavity pumps and related products for use in the wastewater treatment, specialty chemical, mining, oil, food and beverage, pulp and paper and general industrial markets. Prices range from several hundred dollars for small pumps to $200,000 for large pumps, such as those used in wastewater treatment applications.

      Progressing cavity technology utilizes a motor-driven, high-strength, single or multi-helix rotor within an elastomer-lined stator. The spaces between the helixes create continual cavities, which enable the fluid to move from the suction end to the discharge end. The continuous seal creates positive displacement and an even flow regardless of the speed of the application. Progressing cavity pumps are versatile as they can be positioned at any angle and can deliver flow in either direction without modification or accessories. Since progressing cavity pumps have no valves, they are able to efficiently handle fluids ranging from high-pressure water and shear-sensitive materials to heavy, viscous, abrasive and solid-laden slurries and sludges. In fiscal 2001, we introduced the Moyno HS2000 system, which was selected by Flow Control magazine for its annual product innovation award. The Moyno HS2000 system is a cost-effective alternative to expensive, high-maintenance piston pumps or conveyors for dewatered sludge transfer in municipal wastewater treatment.

      Markets and Competition. Moyno has a large installed base and a dominant market share in progressing cavity pumps in the U.S. and a smaller presence in Europe and Asia. While we believe Moyno is the U.S. leader in the manufacture of progressing cavity pumps, the worldwide market is highly competitive and includes several competitors, none of which is dominant. In addition, there are several other types of positive displacement pumps, including gear, lobe and air-operated diaphragm pumps that compete with progressing cavity pumps in certain applications.

Chemineer

      Chemineer manufactures industrial mixers that range in price from hundreds of dollars for small portable mixers to over $1,000,000 for large, customized mixers. These products include top-entry, side-entry, gear-driven, belt-driven, high-shear and static mixers, which are marketed under the Chemineer, Greerco, Kenics and Prochem brand names for various industrial applications, ranging from simple storage tank agitation to critical applications in polymerization and fermentation processes.

      Chemineer’s high-quality gear-driven agitators are available in various sizes, a wide selection of mounting methods and drives of up to 1,000 horsepower. Chemineer introduced two new agitation drive systems to compete more effectively in the small-mixer market. These are the DT small mixers, a line of fixed mounted, small mixers with drive ranges from one-half to five horsepower for less demanding applications, and the Chemineer XPress portable mixers, a line of portable gear-driven and direct-drive mixers, which can be clamp mounted to handle small-batch mixing needs.

      Our belt-driven, side-entry mixers are used primarily in the pulp and paper and mineral processing industries. Our static mixers are continuous mixing and processing devices with no moving parts, and are used in specialized mixing and heat transfer applications. Our high-shear mixers are used primarily for paint, cosmetics, plastics and adhesive applications.

      Markets and Competition. The mixer equipment industry is highly competitive. We believe that Lightnin’, a unit of SPX Corporation, holds more than 50% of the world market share, and that we hold the number two market position worldwide. In addition, there are numerous smaller manufacturers with which we compete in this market. We believe that Chemineer’s application engineering expertise, diverse products, product quality and customer support capabilities allow us to compete effectively in the marketplace.

Edlon

      Edlon manufactures and markets fluoropolymer-lined pipe and fittings, fluoropolymer coated and lined vessels for process equipment, fluoropolymer roll covers for paper machines and glass-lined reactor systems accessories. Edlon’s products are used principally in the specialty chemical, pharmaceutical and semiconductor markets to provide corrosion protection and high-purity fluid assurance and in the paper industry for release applications. Edlon has introduced newly designed storage tanks for de-ionized water and ultra-pure chemicals and expanded the range of products it sells to chip producers and wafer manufacturers in the higher-growth semiconductor industry.

      Markets and Competition. Edlon primarily competes by offering highly engineered products and products made for special needs, which are not readily supplied by competitors. Edlon is able to compete effectively based on its extensive knowledge and application expertise with fluoropolymers.

Certain United States Federal Income Tax Considerations

       The following discussion summarizes the material U.S. federal income tax consequences to U.S. holders of the Existing Notes, of the Exchange Offer and of the acquisition, ownership, conversion and disposition of New Notes. A U.S. holder is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income taxation regardless of its source;

•	a trust if a court in the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; and

•	any other person treated as a resident of the United States for federal income tax purposes.

      This discussion does not purport to describe all of the tax considerations that may be relevant to a holder of Existing Notes or New Notes. The following summary deals only with Existing Notes that are, and New Notes that will be, held as capital assets by U.S. holders, and does not deal with persons that are subject to special tax rules, such as:

•	dealers or traders in securities or currencies;

•	financial institutions or other U.S. holders that treat income in respect of the Existing Notes or New Notes as financial services income;

•	insurance companies;

•	tax-exempt entities;

•	persons holding Existing Notes or New Notes as a part of a straddle, conversion transaction or other arrangement involving more than one position; or

•	persons whose “functional currency” is not the U.S. dollar.

      The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date of this Offering Circular. Any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below.

      Because U.S. tax consequences may differ among holders of Existing Notes or New Notes, the discussion below does not purport to describe all of the tax consequences that may be relevant to you and your particular situation. Accordingly, you are advised to consult your own tax advisor as to the U.S. federal, state, local and other tax consequences of the Exchange Offer and of the acquisition, ownership and disposition of New Notes.

Tax Treatment of the Exchange Offer

      Recognition of Gain or Loss. The exchange made by an exchanging U.S. holder will be treated as a taxable exchange and gain or loss, if any, realized by the U.S. holder on the exchange will be recognized. The realized gain or loss to an exchanging U.S. holder of Existing Notes is an amount equal to the difference between the “issue price” of the New Notes received, and the adjusted tax basis of the Existing Notes in the hands of the U.S. holder. The issue price of the New Notes will depend upon whether they are considered under Treasury Regulations to be “traded on an established market” at any time within the 60-day period ending 30 days after the issue date of the New Notes. If they are so traded, the issue price of the New Notes will be equal to their fair market value on the issue date.

      For this purpose, an Existing Note or New Note is considered to be traded on an established market if the note is listed on a national securities exchange. We intend to apply to have the New Notes listed for trading on the New York Stock Exchange. Accordingly, we anticipate that the issue price of the New Notes will be their fair market value on the issue date. However, there can be no assurance that such application will be accepted or that the New Notes will be regularly traded through that market. If the New Notes are not traded on an established market, then the issue price of the New Notes will be the fair market value of the Existing Notes surrendered in exchange therefor on the issue date of the New Notes.

      Character of Gain or Loss. Subject to the discussion of market discount below, gain or loss recognized by an exchanging U.S. holder that held Existing Notes as capital assets generally will be treated as capital gain or loss. If the Existing Notes were held for more than one year, such capital gain or loss will be long-term capital gain or loss.

      Loss, if any, realized by the exchanging United States holder will be recognized only to the extent permitted under the wash sale rules of Section 1091 of the Internal Revenue Code. U.S. holders are advised to consult their own tax advisors as to the potential application of the wash sale rules.

      Market Discount. Under the market discount rules, a U.S. holder of Existing Notes that purchased those notes for less than their principal amount may recognize ordinary income, rather than capital gain, on the exchange of the Existing Notes for New Notes. If the U.S. holder has not made an election to include market discount in income as it accrues, any gain recognized by the U.S. holder will be treated as ordinary income to the extent of any market discount that has accrued for the period the U.S. holder has owned the Existing Notes. In general, market discount is treated as accruing over the term of the note on a straight-line basis unless the U.S. holder elected to accrue on a constant-yield-to-maturity basis. Market discount generally equals the excess, if any, of (i) the unpaid principal balance of the Existing Note at the time it was acquired by the U.S. holder, over (ii) the U.S. holder’s tax basis in the note immediately after its acquisition (subject to a de minimis exception pursuant to which market discount is considered to be zero if it is less than  1/4 of 1 percent of the unpaid principal balance of the note multiplied by the number of complete years to maturity from the date of acquisition). If the gain recognized by a U.S. holder is in excess of the accrued market discount, that excess generally will be treated as capital gain.

      A U.S. holder that has elected to include accrued market discount in income will have increased its tax basis in an Existing Note by the amount of such income inclusion. Any gain recognized on the exchange by such U.S. holder of Existing Notes for New Notes will be capital gain.

      Interest Payments. An exchanging U.S. holder must recognize taxable ordinary income with respect to any accrued interest on the Existing Notes when we pay such interest with the first payment of interest on the New Notes after the exchange, unless the holder has already included such interest in income under the accrual method of accounting.

      Tax Basis and Holding Period. The tax basis of the New Notes received in the hands of the U.S. holder will be equal to their issue price (determined as described above under “Recognition of Gain or Loss”) adjusted for original issue discount, accrued market discount included in income and amortizable bond premium, as described below. The holding period of the New Notes will commence on the date after the date of the exchange.

Tax Treatment of the New Notes

      Interest Payments. Interest on a New Note will be taxable to a U.S. holder as ordinary interest income at the time that the interest is received or is accrued, in accordance with the U.S. holder’s method of accounting for federal income tax purposes.

      Original Issue Discount. An exchanging U.S. holder will have original issue discount (“OID”) on a New Note to the extent that the stated redemption price at maturity of the New Note exceeds the issue price of the New Note (as discussed above under “Tax Treatment of the Exchange Offer — Recognition of Gain or Loss”) by more than a de minimis amount (i.e.,  1/4 of 1 percent of the principal amount multiplied by the number of complete years to maturity of the New Notes on the date of exchange). The stated redemption price at maturity of a New Note is the sum of all payments to be received on the New Note (other than payments of “qualified stated interest,” which is stated interest that is unconditionally payable at least annually at a single fixed rate during the entire term of a debt obligation) and is generally equal to its principal amount. As discussed above, the issue price of the New Notes will be either their fair market value on the issue date or the fair market value of the Existing Notes on the issue date. If the issue price of the New Notes is equal to or greater than their principal amount, then the New Notes will not be treated as issued with OID.

If, on the other hand, the issue price of the New Notes is less than their principal amount, then the New Notes will be treated as issued with OID.

      Subject to the discussion of amortizable bond premium below, a U.S. holder of a New Note issued with OID must include OID in income, as ordinary interest income, on a constant-yield-to-maturity basis whether or not cash attributable to such income is actually received. The amount of OID includable in income or “accrued” by a U.S. holder is the sum of the daily portions of OID with respect to the New Note for each day during the taxable year or portion of the taxable year on which the U.S. holder holds the New Note. In general, the effect of OID is that U.S. holders will realize additional interest income on the New Notes over the term of the New Notes. U.S. holders generally will not realize additional income on the receipt of payments (other than payments of qualified stated interest) on the New Notes, even if those payments are denominated as interest. A U.S. holder will increase its tax basis in the New Notes by the amount of any OID included in income.

      Amortizable Bond Premium. If a U.S. holder receives a New Note in the exchange and has a tax basis in the New Note (determined as described above under “Tax Treatment of the Exchange Offer — Tax Basis and Holding Period”) in excess of the stated principal amount of the New Note, the U.S. holder will be considered to have received the New Note with amortizable bond premium equal to such excess (reduced by any value attributable to the conversion feature of the Existing Note). A U.S. holder generally may elect to amortize bond premium over the remaining term of the New Note on a constant-yield-to-maturity basis. The amount amortized in any taxable year will be treated as a reduction of the U.S. holder’s interest income from the New Note. A U.S. holder that elects to amortize bond premium must reduce its tax basis in a New Note by the amount of the premium amortized in any year. An election to amortize bond premium for a specific taxable year will apply to all the U.S. holder’s debt instruments held on or after the first day of that taxable year.

      If a U.S. holder does not make this election, the amount of the premium will decrease the gain or increase the loss otherwise recognized on a taxable disposition of the New Note. U.S. holders should consult their own tax advisors with respect to making an election to amortize bond premium.

      Election to Treat All Interest as OID. A U.S. holder may elect to include in gross income all interest that accrues on a New Note on a constant-yield-to-maturity basis with the modifications described below. For purposes of this election, interest includes stated interest and OID, as adjusted by any acquisition premium or amortizable bond premium. If a U.S. holder makes this election for a New Note with amortizable bond premium, the election is treated as an election under the amortizable bond premium provisions described above, and the electing U.S. holder will be required to amortize bond premium in income currently for all of the U.S. holder’s other debt instruments with amortizable bond premium. The election is made for the taxable year in which the U.S. holder acquired the New Note, and may not be revoked without the consent of the Internal Revenue Service. U.S. holders should consult their own tax advisors with respect to making this election.

      Sale, Exchange, Redemption and Retirement of New Notes. As discussed above, a U.S. holder’s initial tax basis in a New Note will be increased by the amount of any OID or market discount included in the U.S. holder’s income with respect to the New Note and reduced by the amount of any amortized bond premium and any payments on the New Note (other than payments of qualified stated interest). A U.S. holder generally will recognize gain or loss on the sale, exchange, redemption or retirement of a New Note, in an amount equal to the difference between the amount realized in the transaction (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and the adjusted tax basis of the New Note. Gain or loss recognized on the sale or retirement of a New Note by a U.S. holder that held the New Note as a capital asset will be treated as capital gain or loss. If the New Notes have been held for more than one year, the capital gain or loss will be long-term capital gain or loss.

      Conversion of the New Notes. U.S. holders generally will not recognize any gain or loss on the conversion of a New Note into Common Shares. If a U.S. holder receives cash in lieu of fractional Common Shares, however, such holder will be treated as if it received the fractional Common Shares and then had them redeemed for cash. Accordingly, such holder would recognize gain or loss equal to the difference between the cash received and that portion of its basis in the Common Shares that is attributable to the fractional Common Shares. A U.S. holder’s aggregate basis in the Common Shares will equal the U.S. holder’s adjusted basis in the New Note immediately prior to conversion. The holding period for the Common Shares will include the holding period for the New Notes.

      Dividends. If, after a U.S. holder converts a New Note into Common Shares, we make a distribution in respect of those Common Shares, the distribution will be treated as a dividend that will be taxable to the U.S. holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of investment up to the basis in the Common Shares. Any excess will be treated as capital gain. If a U.S. holder is a U.S. corporation, the U.S. holder generally will be able to claim a deduction equal to a portion of any dividends received.

      The terms of the New Notes allow for adjustment of the conversion price under certain circumstances. A change in conversion price that allows a U.S. holder to receive more Common Shares on conversion may increase the U.S. holder’s proportionate interests in our earnings and profits or assets. In that case, the U.S. holder would be treated as having received a dividend in the form of Common Shares. Such a constructive stock dividend could be taxable to the U.S. holder, whether or not cash or other property is actually received. A taxable constructive stock dividend would result, for example, if the conversion price were adjusted to compensate a U.S. holder for distributions of cash or property to our shareholders.

      Not all changes in conversion price that allow U.S. holders to receive more Common Shares on conversion, however, will increase a U.S. holder’s proportionate interest in the company. For instance, a change in conversion price could simply prevent the dilution of a U.S. holder’s interest upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes a U.S. holder’s interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated in the same manner as dividends paid in cash or other property. They would result in ordinary income to the U.S. holder, to the extent of our current or accumulated earnings and profits.

      Sale or Exchange of Common Shares. U.S. holders generally will recognize capital gain or loss on a sale or exchange of Common Shares. The gain or loss will equal the difference between the amount realized on the sale and the adjusted tax basis in the Common Shares. If the Common Shares have been held for more than one year, the gain or loss recognized by a U.S. holder on a sale or exchange of Common Shares will be long-term capital gain or loss.

      Information Reporting and Backup Withholding. For each calendar year in which the New Notes are outstanding, we are required to provide the Internal Revenue Service with certain information, including a U.S. holder’s name, address and taxpayer identification number (either the U.S. holder’s Social Security number or its employer identification number, as the case may be), the aggregate amount of principal and interest paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. holders, including corporations, tax-exempt organizations, qualified pension and profit-sharing trusts and individual retirement accounts.

      If a U.S. holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or under-reports its tax liability, we, our agents or paying agents or a broker may be required to make “backup” withholding of tax on payments of:

•	principal and interest made on a New Note;

•	the proceeds of a sale or exchange of a New Note before maturity;

•	dividends on Common Shares; and

•	the proceeds of a sale or exchange of Common Shares.

      As of December 1, 2002, the backup-withholding rate for applicable payments made through December 31, 2003 was 30%. The backup withholding rate is 29% for 2004 and 2005, and 28% for 2006 and thereafter (subject to possible increase after 2010). This backup withholding is not an additional tax and may be credited against the U.S. holder’s federal income tax liability, provided that the U.S. holder furnishes the required information to the Internal Revenue Service.

Tax Consequences to Non-Participants

      A U.S. holder that does not participate in the Exchange Offer and instead retains its Existing Notes will not recognize any gain or loss as a result of the consummation of the Exchange Offer.

The Exchange Offer

       On September 23, 1996, we completed the sale of $65,000,000 of the Existing Notes. The Existing Notes were issued under an indenture, dated as of September 1, 1996, between us and U.S. Bank National Association (as the successor to Star Bank, N.A., the original trustee under the indenture), as the trustee. As of the date of this Offering Circular, $59,691,000 in principal amount of the Existing Notes are outstanding.

      The sale of the Existing Notes was registered by us under a registration statement on Form S-3 filed with the SEC. The Exchange Offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. In accordance with SEC interpretations, the New Notes received by you in the Exchange Offer will assume the same character as the Existing Notes tendered by you. As a result, the New Notes we issue to you in exchange for your Existing Notes, and the Common Shares issuable upon the conversion of the New Notes, should be freely tradable by you.

Terms of the Exchange Offer; Period for Tendering Existing Notes

      This Offering Circular and the enclosed Letter of Transmittal constitute an offer to exchange for each Existing Note a New Note of a principal amount equal to the principal amount of such Existing Note, subject to the terms and conditions described in this Offering Circular. This Exchange Offer is being extended to all holders of the Existing Notes. This Offering Circular and the enclosed Letter of Transmittal are first being sent on or about the date of this Offering Circular, to all holders of Existing Notes known to us. Subject to the conditions listed below, and assuming we have not previously elected to terminate the Exchange Offer for any reason or no reason, in our sole discretion, we will accept for exchange up to $40,000,000 in principal amount of Existing Notes which are properly tendered on or prior to the expiration date of the Exchange Offer and not withdrawn. The Exchange Offer will expire at 12:00 midnight, Eastern time, on Friday, February 7, 2003. In our sole discretion, we may extend the period of time during which the Exchange Offer is open. Our obligation to accept Existing Notes for exchange in the Exchange Offer is subject to the conditions listed below in the section entitled “Conditions to the Exchange Offer.”

      We will exchange New Notes in the Exchange Offer for up to $40,000,000 in principal amount of Existing Notes that are properly tendered and not withdrawn prior to the expiration date of the Exchange Offer. If more than $40,000,000 in principal amount of the Existing Notes are tendered in the Exchange Offer, we will accept for exchange Existing Notes as nearly as possible on a pro rata basis, in accordance with the principal amount of Existing Notes tendered by each holder of Existing Notes.

      The Exchange Offer is conditioned on, among other things, there being validly tendered in accordance with the terms of the Exchange Offer and not properly withdrawn prior to the expiration date at least $20,000,000 in principal amount of the Existing Notes. The Exchange Offer is also subject to a number of other conditions described below in the section entitled “Conditions to the Exchange Offer.” Subject to applicable securities laws and the terms set forth in this Offering Circular, we reserve the right to waive any and all conditions to the Exchange Offer, to extend the Exchange Offer, to terminate the Exchange Offer for any reason or no reason, and otherwise to amend the Exchange Offer in any respect.

      We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Existing Notes. If we elect to extend the period of time during which the Exchange Offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the Exchange Offer, all Existing Notes previously tendered and not withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by us upon the expiration of the Exchange Offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the Exchange Offer.

      We expressly reserve the right to amend or terminate the Exchange Offer and not to accept for exchange any Existing Notes not previously accepted for exchange if any of the conditions described below in the section entitled “Conditions to the Exchange Offer” have not been satisfied or for any other reason within our sole and absolute discretion. We will give you prompt notice of any amendment, termination or non-acceptance.

Payment of Accrued Interest on the Existing Notes that are Tendered in the Exchange Offer

      You are not being asked to forego any accrued interest on Existing Notes that are tendered in the Exchange Offer. The interest that has accrued since September 1, 2002 on tendered Existing Notes that are accepted by us will be paid with the first payment of interest on the New Notes after the exchange. The interest on tendered Existing Notes will accrue to the date that the Existing Notes are accepted for exchange in the Exchange Offer, which is expected to occur on February 10, 2003 if all of the conditions to the Exchange Offer are satisfied or waived.

Release of Legal Claims by Tendering Existing Note Holders

      By tendering your Existing Notes in the Exchange Offer, you will be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown, that, directly or indirectly, arise out of, are based upon or are in any manner connected with your ownership or acquisition of the Existing Notes, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against (a) us or our subsidiaries, affiliates or shareholders, or (b) our directors, officers, employees, attorneys, accountants, advisors, agents or representatives, in each case whether current or former, or those of our subsidiaries, affiliates or shareholders, whether those claims arise under federal or state securities laws or otherwise.

Conditions to the Exchange Offer

      The Exchange Offer is conditioned on, among other things, there being validly tendered in accordance with the terms of the Exchange Offer and not properly withdrawn prior to the expiration date at least $20,000,000 in principal amount of the Existing Notes. The Exchange Offer is also subject to the conditions described below.

      Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Existing Notes for exchange or to issue any New Notes in exchange for Existing Notes, and we may terminate or amend the Exchange Offer if, at any time before the acceptance of the Existing Notes for exchange or the exchange of New Notes for Existing Notes, any of the following events occurs:

•	the Exchange Offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;

•	an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair our ability to proceed with the Exchange Offer;

•	any material adverse development occurs in any existing legal action or proceeding against or involving us;

•	we do not receive any governmental approval we deem necessary for the completion of the Exchange Offer; or

•	the indenture for the New Notes has not been qualified under the Trust Indenture Act of 1939.

      These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion, including without limitation the condition that at least $20,000,000 in principal amount of the Existing Notes be validly tendered and not withdrawn. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time. Moreover, we are free to terminate the Exchange Offer for any reason, in our sole and absolute discretion, and not accept any tendered Existing Notes for exchange.

      We are required under the Trust Indenture Act of 1939, as amended, to qualify the indenture pursuant to which the New Notes will be issued. On or about the date of this Offering Circular, we will apply to have the indenture so qualified. We will not accept any Existing Notes for exchange or issue any New Notes in exchange for Existing Notes, if at the time a stop order is threatened or in effect which relates to the qualification of the indenture for the New Notes under the Trust Indenture Act of 1939.

Procedures for Tendering Existing Notes

      When you tender your Existing Notes, and we accept the Existing Notes for exchange, this will constitute a binding agreement between you and us, subject to the terms and conditions set forth in this Offering Circular and the enclosed Letter of Transmittal. You must do one of the following on or prior to the expiration date of the Exchange Offer to participate in the Exchange Offer:

•	if you hold Existing Notes in certificated form, tender your Existing Notes by sending your Existing Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to the Exchange Agent, at the address set forth on the back cover page of this Offering Circular;

•	if you hold Existing Notes in “street name,” tender your Existing Notes by using the book-entry procedures described below in the section entitled “Book-Entry Transfer” and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an “agent’s message” instead of the Letter of Transmittal, to the Exchange Agent; or

•	if your Existing Notes are not immediately available, time will not permit your Existing Notes or other required documents to reach the Exchange Agent before the expiration date of the Exchange Offer, or the procedure for book-entry transfer cannot be completed before the expiration date of the Exchange Offer, you may tender your Existing Notes by following the guaranteed delivery procedures described below in the section entitled “Guaranteed Delivery Procedures.”

      In order for a book-entry transfer to constitute a valid tender of your Existing Notes, the Exchange Agent must receive a confirmation of book-entry transfer of your Existing Notes into its account at The Depository Trust Company, also known as DTC, prior to the expiration date of the Exchange Offer. The term “agent’s message” means a message, transmitted by DTC and received by the Exchange Agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and have agreed to be bound by the Letter of Transmittal. If you use this procedure, we will be able to enforce the Letter of Transmittal against you.

      The method of delivery of Existing Notes, Letters of Transmittal, “agent’s messages” and all other required documents is at your election. If you deliver your Existing Notes by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Please send all Existing Notes, Letters of Transmittal and “agent’s messages” to the Exchange Agent, at the address set forth on the back cover page of this Offering Circular. Please do not send these materials to Robbins & Myers.

      Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” unless you are either:

•	a registered Existing Note holder and have not completed the box entitled “Special Payment/Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal; or

•	you are exchanging Existing Notes for the account of an “eligible guarantor institution.”

      An “eligible guarantor institution” means:

•	Banks, as defined in Section 3(a) of the Federal Deposit Insurance Act of 1950, as amended (the “Federal Deposit Insurance Act”);

•	Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	Credit unions, as defined in Section 19B(1)(A) of the Federal Reserve Act of 1913, as amended;

•	National securities exchanges, registered securities associations and clearing agencies, as these terms are defined in the Exchange Act; and

•	Savings associations, as defined in Section 3(b) of the Federal Deposit Insurance Act.

      When the Letter of Transmittal is signed by the registered holder of the Existing Notes, no endorsement of certificates or separate bond powers are required unless New Notes are to be issued in the name of a person other than the registered holder. Signatures on certificates or bond powers must be guaranteed by an “eligible guarantor institution.” The term “registered holder” includes, for this purpose, any participant in DTC’s system whose name appears on a security position listing as an owner of Existing Notes. If you plan to sign the Letter of Transmittal but you are not the registered holder of the Existing Notes, you must have the Existing Notes signed by the registered holder of the Existing Notes and that signature must be guaranteed by an “eligible guarantor institution.” You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an “eligible guarantor institution,” but that instrument must be in a form satisfactory to us in our sole discretion.

      All questions as to the validity, form, eligibility, time of receipt and acceptance of Existing Notes tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Existing Notes improperly tendered or not to accept any Existing Notes, the acceptance of which might be unlawful as determined by us. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any Existing Notes either before or after the expiration date of the Exchange Offer, including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer. Our interpretation of the terms and conditions of the Exchange Offer as to any particular Existing Notes either before or after the expiration date of the Exchange Offer, including the terms and conditions of the Letter of Transmittal and the accompanying instructions, will be final and binding. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within a reasonable period of time, as determined by us. None of Robbins & Myers, the Exchange Agent or any other person has any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor will any of Robbins & Myers, the Exchange Agent or any other person have any liability for failure to give such notification.

      If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the Letter of Transmittal or any Existing Notes or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

Acceptance of Existing Notes for Exchange; Delivery of New Notes

      Upon satisfaction or waiver of all of the conditions to the Exchange Offer, and assuming we have not previously elected to terminate the Exchange Offer for any reason or no reason, in our sole discretion, we will accept, promptly after the expiration date of the Exchange Offer, Existing Notes up to a maximum of $40,000,000 in principal amount that are properly tendered and not withdrawn and will issue the New Notes promptly after acceptance of the Existing Notes. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Existing Notes for exchange when, as and if we have given oral or written notice of acceptance to the Exchange Agent, with written confirmation of any oral notice to be given promptly after any oral notice.

      For the principal amount of each Existing Note accepted for exchange in the Exchange Offer, the tendering holder will receive a New Note of a principal amount equal to that of the principal amount of the Existing Note accepted for exchange. If only a pro rata portion of an Existing Note is accepted for exchange, the holder will be issued an Existing Note for the unaccepted principal amount of the original Existing Note tendered for exchange.

      In all cases, the issuance of New Notes in exchange for Existing Notes will be made only after the Exchange Agent timely receives either all physically tendered Existing Notes, in proper form for transfer, or a book-entry confirmation of transfer of the Existing Notes into the Exchange Agent’s account at DTC, as the case may be, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an “agent’s message” instead of the Letter of Transmittal.

      If for any reason we do not accept any tendered Existing Notes or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange or we accept due to proration, we will return the unaccepted or non-exchanged Existing Notes, in the appropriate principal amount, without expense to the registered tendering holder. In the case of Existing Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC by using the book-entry procedures described below, the unaccepted or non-exchanged Existing Notes will be credited in the appropriate principal amount to the tendering holder’s account at DTC. Any Existing Notes to be returned to the holder will be returned promptly after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

      Within two business days after the date of this Offering Circular, the Exchange Agent will make a request to establish an account at DTC for the Existing Notes tendered in the Exchange Offer. Once established, any financial institution that is a participant in DTC’s system may make book-entry delivery of Existing Notes by causing DTC to transfer the Existing Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of the Existing Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile of the Letter of Transmittal, with any required signature guarantees, or an “agent’s message” instead of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the expiration date of the Exchange Offer. In addition, the Exchange Agent must receive book-entry confirmation of transfer of the Existing Notes into the Exchange Agent’s account at DTC prior to the expiration date of the Exchange Offer. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      If you are a registered holder of Existing Notes and wish to tender your Existing Notes, but your Existing Notes are not immediately available, time will not permit your Existing Notes or other required documents to reach the Exchange Agent before the expiration date of the Exchange Offer, or the procedure for book-entry transfer cannot be completed before the expiration date of the Exchange Offer, you may effect a tender of your Existing Notes if:

•	the tender is made through an “eligible guarantor institution” (as defined above under “Procedures for Tendering Existing Notes”);

•	prior to the expiration date of the Exchange Offer, the Exchange Agent receives from an “eligible guarantor institution” a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of Existing Notes you are tendering and stating that the tender is being made by Notice of Guaranteed Delivery (these documents may be sent by overnight courier, registered or certified mail or facsimile transmission);

•	you guarantee that within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, all physically tendered Existing Notes, in proper form for transfer, or a book-entry confirmation of transfer of the Existing Notes into the Exchange Agent’s account at DTC, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an “agent’s message” that forms a part of the book-entry confirmation, and any other documents required by the Letter of Transmittal, will be deposited by the “eligible guarantor institution” with the Exchange Agent; and

•	the Exchange Agent receives all physically tendered Existing Notes, in proper form for transfer, or a book-entry confirmation of transfer of the Existing Notes into the Exchange Agent’s account at DTC, as the case may be, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an “agent’s message” that forms a part of the book-entry confirmation, and all other required documents, in each case, within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal of Tenders

      You can withdraw previously tendered Existing Notes at any time until the Exchange Offer has expired. In addition, if we have not agreed to accept your Existing Notes for exchange by March 6, 2003, you can withdraw them at any time after that date until we do accept your Existing Notes for exchange.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent during the permitted periods. Any notice of withdrawal must specify the name of the person who tendered the Existing Notes to be withdrawn, identify the Existing Notes to be withdrawn, including the principal amount of the Existing Notes, and, where Existing Notes have been transmitted, specify the name in which the Existing Notes are registered, if different from that of the withdrawing holder. If Existing Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of the Existing Notes, the withdrawing holder must also submit the serial numbers of the particular Existing Notes to be withdrawn and a signed notice of withdrawal, with signatures guaranteed by an “eligible guarantor institution” unless the holder is an “eligible guarantor institution.” If Existing Notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility, including time of receipt, of these notices will be determined by us. Our determination on these matters will be final and binding.

      Any Existing Notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder promptly after withdrawal, non-acceptance of tender or termination of the Exchange Offer. In the case of Existing Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC by using the book-entry transfer procedures described above, any withdrawn or unaccepted Existing Notes will be credited to the tendering holder’s account at DTC. Properly withdrawn Existing Notes may be retendered at any time on or prior to the expiration date of the Exchange Offer by following one of the procedures described above in the section entitled “Procedures for Tendering Existing Notes.”

Exchange Agent

      We have appointed U.S. Bank National Association as the Exchange Agent for the Exchange Offer. We will pay the Exchange Agent customary fees for its services and reimburse the Exchange Agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services. We will also pay the Exchange Agent compensation for services as trustee under the New Note indenture and certain of its expenses related thereto.

Expenses

      The maximum amount of consideration required by us to consummate the Exchange Offer and to pay related expenses is approximately $120,000 in cash and $40,000,000 in principal amount of the New Notes. We will use general corporate funds to pay expenses related to the Exchange Offer.

Use of Securities Acquired

      We will not receive any cash proceeds from the Exchange Offer. All Existing Notes that are properly tendered and not withdrawn in the Exchange Offer and accepted by us will be retired and cancelled.

Recommendation

      We are not making any recommendation regarding whether you should tender your Existing Notes in the Exchange Offer and, accordingly, you must make your own determination as to whether to tender your Existing Notes for exchange and accept the New Notes we propose to issue to you.

Solicitation

      The solicitation is being made by Robbins & Myers. We have engaged Georgeson Shareholder Communications Inc. as the Information Agent for the Exchange Offer to assist us in distributing this Offering Circular and the other Exchange Offer materials to the holders of the Existing Notes. We will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services. We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will, however, reimburse reasonable expenses incurred by brokers and dealers in forwarding this Offering Circular and the other Exchange Offer materials to the holders of the Existing Notes. Solicitations by Robbins & Myers may be made by telephone, facsimile or in person by our officers and regular employees.

Transfer Taxes

      You will not be obligated to pay any transfer taxes in connection with the tender of Existing Notes in the Exchange Offer unless you instruct us to register your New Notes in the name of, or request that Existing Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Requests for Assistance and Additional Information

      All completed Letters of Transmittal and “agent’s messages” should be directed to the Exchange Agent, at the address set forth on the back cover page of this Offering Circular. All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your Existing Notes should also be directed to the Exchange Agent, at the telephone number or address set forth on the back cover page of this Offering Circular.

      Delivery of a Letter of Transmittal or an “agent’s message” other than as described in this section of the Offering Circular is not valid delivery of the Letter of Transmittal or “agent’s message.”

      Requests for additional copies of this Offering Circular, the enclosed Letter of Transmittal, the enclosed form of Notice of Guaranteed Delivery, or our Annual Report on Form 10-K for the fiscal year ended

August 31, 2002 or Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2002, may be directed to the Information Agent, at one of the telephone numbers or the address set forth on the back cover page of this Offering Circular.

Description of the New Notes

       The New Notes are to be issued under an indenture (the “Indenture”) to be entered into as of the close of the Exchange Offer between us and U.S. Bank National Association, as the trustee (the “Trustee”). The following summarizes the material provisions of the Indenture and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, including the definition therein of certain terms. Wherever particular articles, sections or defined terms of the Indenture are referred to, it is intended that such articles, sections or defined terms shall be incorporated herein by reference. A form of the Indenture has been filed as an exhibit to the Schedule TO filed by us with the SEC on the date of this Offering Circular.

General

      The New Notes will be limited to the principal amount issued in the Exchange Offer, will be unsecured subordinated obligations of Robbins & Myers, and will mature on January 31, 2008. The New Notes will be deemed to have been issued on the date that the Existing Notes are accepted for exchange (the “Issue Date”). The New Notes will bear interest from the Issue Date at a per annum rate equal to 8.0%. Interest will be payable semi-annually on March 1 and September 1 of each year (the “Interest Payment Dates”), commencing on the first such date after the exchange, to the persons in whose names the New Notes are registered at the close of business on the 15th day of February or August, as the case may be (the “Regular Record Date”), next preceding such Interest Payment Date. The principal of and interest on the New Notes will be payable, and the New Notes will be convertible and exchangeable and transfers thereof will be registrable, at the office of the Trustee or our office or agency maintained for such purpose in The City of New York and at any other office or agency maintained by us for such purpose, provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Note Register. All payments of interest and principal will be made in United States Dollars. (Sections 3.1, 3.5, 3.7, 10.2, 12.2 and 13.1)

      The New Notes will be issued only in registered form without coupons in denominations of $1,000 or any integral multiple thereof. (Section 3.2) No service charge will be made for any registration of transfer or exchange of the New Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.5)

Conversion Rights

      The New Notes will be convertible into our Common Shares at any time prior to redemption (except as set forth in the following sentence) or maturity, initially at a conversion price equal to $22.50 per share (the “Conversion Price”). The right to convert New Notes called for redemption will terminate at the close of business on the Business Day immediately preceding a Redemption Date and will be lost if not exercised prior to that time. (Section 12.1) See “Optional Redemption” below.

      New Notes surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Notes called for redemption on a Redemption Date within such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive on such Interest Payment Date. No other adjustment for interest or dividends is to be made upon conversion. (Sections 3.7 and 12.2) Fractional Common Shares will not be issued upon conversion, but in lieu thereof, we will pay a cash adjustment based upon the market price of the Common Shares. (Section 12.3)

      The Conversion Price is subject to adjustment (under the formula set forth in the Indenture) under certain circumstances, including: (i) the issuance of Common Shares as a dividend or distribution on Common Shares; (ii) the issuance to all holders of Common Shares of rights or warrants entitling them to subscribe for or purchase Common Shares at a price per share less than the Current Market Price; (iii) certain subdivisions and combinations of Common Shares; (iv) the issuance as a dividend or distribution to all holders of Common Shares (other than Common Shares) of any of our capital shares or evidences of our indebtedness, cash or other assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash and excluding any capital shares, evidences of indebtedness, cash or assets distributed upon a consolidation or merger to which the provision described in the last paragraph of this section applies); (v) dividends or other distributions consisting exclusively of cash (excluding any cash that is distributed upon a merger or consolidation to which the provision described in the last paragraph of this section applies and any cash portion of distributions referred to in clause (iv)) to all holders of Common Shares to the extent such distributions, combined with (A) all such cash distributions made within the preceding 12 months in respect of which no adjustment has been made, plus (B) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for Common Shares concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of our market capitalization (being the product of the then current market price of the Common Shares times the number of Common Shares then outstanding) on the record date for such distribution; and (vi) the purchase of Common Shares pursuant to a tender offer made by us or any of our subsidiaries to the extent that the aggregate consideration, together with (X) any cash and the fair market value of any other consideration payable in any other such tender offers expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made, plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Shares within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

      The foregoing provisions for adjustment are subject to certain exceptions, as set forth in the Indenture. (Section 12.4) In the case of certain consolidations or mergers to which we are a party or the conveyance or transfer of our properties and assets substantially as an entirety, each New Note then outstanding shall, without the consent of any holders of New Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by a holder of the number of Common Shares into which the New Note might have been converted immediately prior to such consolidation, merger, conveyance or transfer, assuming such holder of Common Shares failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer (provided that if the kind or amount of securities, cash and other property so receivable is not the same for each non-electing share, then the kind and amount of securities, cash and other property so receivable by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). (Section 12.10)

Subordination of the New Notes

      The New Notes will be subordinated and subject, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. (Section 13.1) “Senior Indebtedness” is defined to include the principal of, and premium, if any, and interest on and other amounts due on any indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed by us, for money borrowed from others (including obligations under capitalized leases or purchase money indebtedness) or in connection with the acquisition by us or a Subsidiary of any other business or entity, or in respect of letters of credit or bid, performance or surety bonds issued for the account or on the credit of us or a Subsidiary, and, in each case, all renewals, extensions and refundings thereof, other than (i) any such indebtedness as to which, in the instrument creating or evidencing the same, it is provided that such indebtedness is not superior in right of payment to the New Notes, (ii) indebtedness of us to any Affiliate, and (iii) the Existing Notes. (Section 1.1) The New Notes will rank pari passu with the Existing Notes that remain outstanding after the Exchange Offer.

      As of November 30, 2002, we had approximately $140,627,000 of outstanding indebtedness that would constitute Senior Indebtedness under the Indenture. The Indenture does not limit the amount of Senior Indebtedness or other indebtedness that we or our Subsidiaries may incur.

      No payments of principal of or interest on the New Notes may be made and none of the New Notes may be redeemed, retired or purchased if Robbins & Myers is then in default in the payment of any Senior Indebtedness or if at the time any other Event of Default under the terms of any Senior Indebtedness exists permitting acceleration thereof. Upon any payment or distribution of assets of Robbins & Myers in the event of any insolvency, reorganization, liquidation or similar proceeding, all Senior Indebtedness must be repaid in full (including any interest thereon accruing after the commencement of any such proceeding) before the holders of the New Notes will be entitled to receive or retain any payment. If the New Notes are declared due and payable before their Stated Maturity because of the occurrence of an Event of Default, no payment may be made in respect of the New Notes unless and until all Senior Indebtedness shall have been paid in full or such declaration and its consequences shall have been rescinded and all such defaults shall have been remedied or waived. (Section 13.2)

      By reason of such subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of the New Notes, and our creditors who are neither holders of Senior Indebtedness nor holders of New Notes may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the New Notes.

      The New Notes are structurally subordinated in right of payment to all liabilities (including trade payables) of Robbins & Myers’ Subsidiaries. As of November 30, 2002, Robbins & Myers’ Subsidiaries have approximately $190,983,000 of liabilities outstanding (including trade payables but excluding inter-company liabilities).

Optional Redemption

      The New Notes will be redeemable upon notice by mail of not less than 30 nor more than 60 days at any time on or after March 1, 2004, as a whole or in part, at our election, at a redemption price: (a) on or after March 1, 2004 but prior to March 1, 2005, equal to 102% of the principal amount, plus accrued but unpaid interest, and (b) on or after March 1, 2005, equal to 100% of the principal amount, plus accrued but unpaid interest (subject to the right of holders of record on Regular Record Dates to receive interest due on an Interest Payment Date). (Sections 2.3, 11.1, 11.4, 11.5 and 11.6)

Rights to Require Repurchase of New Notes by Robbins & Myers

      In the event of any Change in Control (as defined below) occurring after the Issue Date and on or prior to Maturity, each holder of New Notes will have the right, at such holder’s option, to require us to repurchase all or any part of such holder’s New Notes on the date (the “Repurchase Date”) that is 75 days after the date we give notice of the Change in Control (as described below) at a price (the “Repurchase Price”) equal to 100% of the principal amount thereof, together with accrued but unpaid interest to the Repurchase Date. (Section 14.1) On or prior to the Repurchase Date, we are required to deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the New Notes which are to be repaid on the Repurchase Date. (Section 14.3) Neither our Board of Directors nor the Trustee, acting alone or together, can modify or waive this required repurchase of the New Notes.

      Failure by us to repurchase the New Notes when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. (Section 5.1)

      On or before the 15th day after the occurrence of a Change in Control, we are obligated to mail to all holders of New Notes a notice of the event constituting and the date of such Change in Control, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for the New Notes, and the procedures which a holder of New Notes must follow to exercise a repurchase right. To exercise the repurchase right, a holder of a New Note must deliver, on or before the 10th day prior to the Repurchase Date, written notice to us (or an agent designated by us for such purpose) and to the Trustee of the holder’s exercise of such right, together with the certificates evidencing the New Notes with respect to which the right is being duly exercised, duly endorsed for transfer. (Section 14.2)

      A “Change in Control” will occur when: (i) all or substantially all of our assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of us (A) in which we are not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of us in which all Common Shares outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Shares are converted into cash, securities or other property, in each case other than a consolidation or merger of us in which the holders of the Common Shares immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the Common Shares of the continuing or surviving corporation immediately after such consolidation or merger; or (iii) any person, or any persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, together with any Affiliates thereof, acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the total voting power of all classes of our capital shares entitled to vote generally in the election of directors. Notwithstanding clause (iii) of the foregoing definition, a Change in Control will not be deemed to have occurred solely by virtue of us, any Subsidiary, any employee share purchase plan, share option plan or other share incentive plan or program, retirement plan or automatic dividend reinvestment plan or any substantially similar plan of us or any Subsidiary or any person holding our securities for or pursuant to the terms of any such employee benefit plan, filing or becoming obligated to file a report under or in response to Schedule 13D or Schedule TO (or any successor schedule, form or report) under the Exchange Act disclosing beneficial ownership by it of shares or securities of us, whether at least 50% of the total voting power referred to in clause (iii) of the foregoing definition or otherwise. (Section 14.5) A recapitalization or a leveraged buyout or similar transaction involving members of management or their Affiliates will constitute a Change in Control if it meets the foregoing definition.

      Notwithstanding the foregoing, a Change in Control as described above will not be deemed to have occurred if (i) the Current Market Price of the Common Shares on the date of a Change in Control is at least equal to 105% of the Conversion Price of the New Notes in effect immediately preceding the time of such Change in Control, or (ii) all of the consideration (excluding cash payments for fractional shares) in the transaction giving rise to such Change in Control to the holders of Common Shares consists of Common Shares that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, and as a result of such transaction the New Notes will become convertible solely into such Common Shares, or (iii) the consideration in the transaction giving rise to such Change in Control to the holders of Common Shares consists of cash or securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, will be equal to the average of the daily Closing Prices of such securities during the 10 consecutive trading days commencing with the sixth trading day following consummation of such transaction) is at least 105% of the Conversion Price of the New Notes in effect on the date immediately preceding the closing date of such transaction. (Section 14.5)

      There is no definition of the phrase “all or substantially all” as applied to our assets and used in the definition of Change in Control in the Indenture, and there is no clear definition of the phrase under applicable law. As a result of the uncertainty of the meaning of this phrase, in the event we were to sell a significant amount of our assets, the holders of the New Notes and we may disagree over whether the sale gave rise to the right of holders of the New Notes to require us to repurchase the New Notes. In such event, the holders of New Notes would likely not be able to require us to repurchase unless and until the disagreement were resolved in favor of such holders.

      The right to require us to repurchase New Notes as a result of a Change in Control could create an Event of Default under Senior Indebtedness, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the New Notes. See “Subordination of the New Notes” above. Our ability to pay cash to the holders of the New Notes upon a repurchase may also be limited by certain financial covenants contained in our Senior Indebtedness.

      In the event a Change in Control occurs and the holders exercise their rights to require us to repurchase Notes, we intend to comply with applicable tender offer rules under the Exchange Act as then in effect, with respect to any such purchase. The Change of Control purchase feature of the New Notes may in certain circumstances make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate Common Shares or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other similar debt offerings. The specific terms of this feature resulted from negotiations between us and the underwriters in the initial offering of the Existing Notes, and our desire to make the non-financial terms of the New Notes as close as practicable to the terms of the Existing Notes. Management has no present intention to engage in a transaction involving a Change in Control.

      The foregoing provisions would not necessarily afford the holders of the New Notes protection in the event of highly leveraged or other transactions involving us that may adversely affect such holders.

Sinking Fund

      There will be no sinking fund established for the retirement of the New Notes.

Modifications of the Indenture

      Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of two-thirds in principal amount of the New Notes; provided that no such modification or amendment may, without the consent of the holder of each New Note affected thereby, (i) change the stated maturity date of the principal of, or any installment of interest on, any New Note, (ii) reduce the principal amount of or the rate of interest payable on any New Note, (iii) change the place of payment where, or the coin or currency in which, any New Note or any payment or the interest thereon is payable, (iv) impair the right to institute suit for the enforcement of any such payment when due, (v) adversely affect the conversion rights of the holders, (vi) modify the provisions of the Indenture with respect to the subordination of the New Notes in a manner adverse to the holders, (vii) adversely affect the right to require us to repurchase New Notes, or (viii) reduce the percentage in principal amount of New Notes the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 9.2)

Events of Default, Notice and Waiver

      The following are Events of Default under the Indenture: (i) default in the payment of any interest on the New Notes which continues for 30 days; (ii) default in the payment of principal when due; (iii) default in the payment of the Repurchase Price in respect of any New Note on the Repurchase Date; (iv) default in the performance of any other covenant which continues for 60 days after written notice to us as provided in the Indenture; (v) default by us in respect of indebtedness for money borrowed which results in acceleration of the maturity of $10,000,000 or more of indebtedness, if such acceleration is not rescinded or indebtedness discharged within 30 days after written notice to us as provided in the Indenture; and (vi) certain events in bankruptcy, insolvency or reorganization. (Section 5.1) If any Event of Default shall happen and be continuing, the Trustee or the holders of not less than 25% in principal amount of the New Notes may declare the principal of all the New Notes due and payable immediately. (Section 5.2) At any time after a declaration of acceleration with respect to the New Notes has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the New Notes may, under certain circumstances, rescind and annul such acceleration. (Section 5.2)

      No holder of New Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture unless (i) the holder previously has given to the Trustee written notice of a continuing Event of Default, (ii) the holders of not less than 25% in principal amount of the New Notes have made written request, and offered reasonable indemnity, to the Trustee to institute proceedings as Trustee, and (iii) within 60 days after such request, the Trustee has neither instituted such proceedings nor received from the holders of a majority in aggregate principal amount of the New Notes a direction inconsistent with the request. (Section 5.7)

      The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the New Notes, unless such holders shall have offered to the Trustee reasonable indemnification. (Section 6.3) Subject to the requirement that the Trustee be indemnified, the holders of a majority in principal amount of the New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 5.12)

      The holders of a majority in principal amount of the New Notes may on behalf of the holders of all New Notes waive compliance by us with certain covenants in the Indenture. (Section 10.7) The holders of a majority in principal amount of the New Notes may on behalf of the holders of all New Notes waive certain past defaults except a default in payment of the principal of or interest on any New Note or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each New Note affected. (Section 5.13)

      We are required to furnish to the Trustee annually a certificate as to our compliance with the Indenture and specifying each default and the nature thereof. (Section 7.4(d))

Consolidation, Merger, Conveyance or Transfer

      The Indenture provides that we shall not consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person, unless (i) any such successor assumes our obligations under the New Notes and the Indenture, (ii) after giving effect thereto, no Event of Default or event which with notice and/or lapse of time would become an Event of Default shall have occurred and be continuing, and (iii) certain other conditions under the Indenture are met. (Section 8.1) Upon any such consolidation or merger, or any such conveyance or transfer of our properties and assets substantially as an entirety, the successor corporation formed by such consolidation, or into which we are merged, or to which such conveyance or transfer is made, will succeed to, and be substituted for, and may exercise every right and power of, us under the Indenture with the same effect as if such successor corporation had been named as us, and thereupon we as the predecessor corporation will be relieved of all obligations and covenants under the Indenture and the New Notes. (Section 8.2)

Governing Law

      The New Notes will be governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to applicable principles of conflicts of law.

The Trustee

      U.S. Bank National Association will be the Trustee under the Indenture. U.S. Bank National Association is also the trustee under the indenture for the Existing Notes, and is the Exchange Agent for the Exchange Offer.

Comparison of the Existing Notes and the New Notes

       Set forth below is a comparison of the terms of the Existing Notes and the New Notes. The terms of the New Notes are substantially identical to the terms of the Existing Notes except for the material differences which are summarized below.

	Existing Notes	New Notes

Issue	6.5% Convertible Subordinated Notes due 2003	8.0% Convertible Subordinated Notes due 2008

Issuer	Robbins & Myers, Inc.	Robbins & Myers, Inc.

Security	Unsecured	Unsecured

Issue Date	September 23, 1996	Upon the close of the Exchange Offer and the exchange by us of the New Notes for the Existing Notes, which is expected to occur on February 10, 2003 if all of the conditions to the Exchange Offer are satisfied or waived.

Interest Rate	6.5% per annum	8.0% per annum

Principal Amount Outstanding	$59,691,000	Up to $40,000,000

Maturity Date	September 1, 2003	January 31, 2008

Interest Payment Dates	March 1 and September 1	March 1 and September 1, commencing on the first such date after the exchange.

Conversion	The Existing Notes are convertible at the option of the holder, in whole or in part, at any time prior to maturity, unless previously redeemed, into our Common Shares at a conversion price of $27.25 per share, subject to adjustment under certain conditions.	The New Notes will be convertible at the option of the holder, in whole or in part, at any time prior to maturity, unless previously redeemed, into our Common Shares at a conversion price of $22.50 per share, subject to adjustment under certain conditions.

Optional Redemption	The Existing Notes are currently redeemable, in whole or in part, at our option at a redemption price of 100% of the principal amount plus accrued but unpaid interest.	The New Notes will be redeemable, in whole or in part, at our option at any time on or after March 1, 2004 at a redemption price: (a) on or after March 1, 2004 but prior to March 1, 2005, equal to 102% of the principal amount, and (b) on or after March 1, 2005, equal to 100% of the principal amount, in each case plus accrued but unpaid interest.

	Existing Notes	New Notes

Subordination	The Existing Notes are subordinated to all of our present and future Senior Indebtedness (as defined).	The New Notes will be subordinated to all of our present and future Senior Indebtedness (as defined). The New Notes will rank pari passu with the Existing Notes that remain outstanding after the Exchange Offer.

Change in Control	Upon a Change in Control (as defined), each holder of the Existing Notes has the right, subject to certain conditions and restrictions, to require us to repurchase any or all outstanding Existing Notes submitted by such holder at 100% of the principal amount plus accrued but unpaid interest.	Upon a Change in Control (as defined), each holder of the New Notes will have the right, subject to certain conditions and restrictions, to require us to repurchase any or all outstanding New Notes submitted by such holder at 100% of the principal amount plus accrued but unpaid interest.

Trustee	U.S. Bank National Association (as successor to Star Bank, N.A., the original trustee under the indenture).	U.S. Bank National Association

Description of the Common Shares

       Our authorized capital stock consists of 40,000,000 Common Shares, without par value. The rights of the Common Shares are defined by our Amended Articles of Incorporation and Code of Regulations and the provisions of the Ohio General Corporation Law.

Common Shares

      Holders of the Common Shares are entitled to one vote per share on all matters upon which our shareholders are entitled to vote, including the election of directors. The holders of Common Shares are entitled to cumulate their votes in the election of directors. The holders of Common Shares are entitled to dividends when, as and if declared by our Board of Directors out of funds legally available therefor. In the event of any liquidation, dissolution or winding up of our business, each holder of Common Shares is entitled to share ratably in all of our assets remaining after the payment of liabilities. Holders of Common Shares have no preemptive right to purchase any of our securities or any securities that are convertible into or exchangeable for any of our securities. The Common Shares are not subject to any provisions relating to redemption. The Common Shares have no conversion rights and are not subject to further calls or assessments by us. All Common Shares now outstanding, and all Common Shares to be outstanding upon the conversion of all New Notes and all Existing Notes not tendered for exchange, are or will be when issued fully paid and non-assessable.

      The Common Shares are listed for trading on the New York Stock Exchange under the symbol “RBN.” As of October 18, 2002, we had 503 shareholders of record. This number excludes beneficial owners of Common Shares held in street name. Based on requests from brokers and other nominees, we estimate there are approximately an additional 2,300 holders of our Common Shares.

Provisions Relating to Takeover Matters

      Our Board of Directors is fixed at seven directors and is divided into two classes. One class is comprised of four directors and the other class is comprised of three directors. Directors of each class serve for two year terms, with one class being elected each year. The authorized number of directors and the number of directors in each class may be changed only by the affirmative vote of the holders of at least two-thirds of our voting power at a meeting of shareholders called for that purpose and for the purpose of electing directors, or by the affirmative vote of a majority of the authorized number of directors.

      A director of either class may be removed upon the vote of the holders of two-thirds of our voting power entitled to vote in the election of directors. Unless all of the directors of a class are removed, a director may not be removed if votes of a sufficient number of shares are cast against the director’s removal which, if cumulatively voted at an election of all of the directors, or all of the directors of a particular class, would be sufficient to elect one director. Under the Ohio General Corporation Law, if a corporation’s Board of Directors is divided into classes, then directors may be removed by the shareholders only for cause. If any director is removed, the remaining directors may fill any such vacancy by a majority vote of the Board of Directors. Any director elected to fill a vacancy in the Board of Directors shall hold office until the expiration of the term of office for the class to which the director was elected.

      Nominations of persons for election as directors may be made at a meeting of shareholders by (a) the Board of Directors or any committee appointed by the Board of Directors or (b) any shareholder entitled to vote for the election of directors at the meeting who provides timely notice. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 50 days nor more than 75 days prior to the shareholders meeting; provided, however, that in the event that less than 60 days notice or prior public disclosure of the date of the shareholders meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

      The Ohio General Corporation Law provides that a special meeting of shareholders may be called by the chairman of the board, the president, the directors at a meeting, or a majority of the directors without a meeting, persons holding 25% or more of the shares entitled to vote at the special meeting (unless a corporation’s articles of incorporation or regulations specify a greater or lesser percentage but not more than a majority) or those other officers or persons specified in the corporation’s articles of incorporation or regulations. Our Code of Regulations provides that special meetings of the shareholders may be called at any time by the holders of at least one-fifth of the outstanding shares entitled to vote at such meeting, or in writing by the president, a vice president or by vote of a majority of the Board of Directors or the Executive Committee of the Board of Directors.

      Our Code of Regulations provides that holders of shares entitling them to exercise at least one-third of our voting power present in person or by proxy at any shareholders meeting for the election of directors shall constitute a quorum, but to constitute a quorum at any shareholders meeting for any other purpose there shall be present in person or by proxy the holders of shares entitling them to exercise a majority of the voting power.

      Our Code of Regulations may be altered, repealed or amended only with the written consent of holders of at least two-thirds of our voting power, or by the affirmative vote of the holders of at least a majority of our voting power. The provisions of our Code of Regulations regarding the classification of the Board of Directors, change in number of directors, nominations of directors, removal of directors and vacancies on the Board of Directors may be altered, repealed or amended only with the affirmative vote of the holders of at least two-thirds of our voting power.

      Under the Ohio General Corporation Law, an amendment to a corporation’s articles of incorporation requires the affirmative vote of two-thirds of the voting power of a corporation unless a greater or lesser percentage (which cannot be less than a majority) is specified in the corporation’s articles of incorporation. Our Amended Articles of Incorporation do not contain any provisions that alter the effect of Ohio law in this regard.

      Generally, under the Ohio General Corporation Law, the approval by the affirmative vote of holders of two-thirds of the voting power of a corporation entitled to vote on the matter is required for mergers, consolidations, majority share acquisitions, combinations involving the issuance of shares with one-sixth or more of the voting power of the corporation, and any transfers of all or substantially all of the assets of a corporation unless the articles of incorporation of the corporation specify a different proportion (which cannot be less than a majority). Our Amended Articles of Incorporation do not contain any provisions that alter the effect of Ohio law in this regard.

      Section 1704.02 of the Ohio General Corporation Law (also known as the Merger Moratorium Law) prohibits any Chapter 1704 transaction (as defined below) for a period of three years from the date on which a shareholder first becomes an interested shareholder unless the directors of the corporation approved the transaction prior to the shareholder becoming an interested shareholder or approved the transaction pursuant to which the shareholder became an interested shareholder. A “Chapter 1704 transaction” is defined to include a variety of transactions such as mergers, consolidations, combinations or majority share acquisitions between an Ohio corporation and an interested shareholder or an affiliate of an interested shareholder. An “interested shareholder” is defined generally as any person who, directly or indirectly, beneficially owns 10% or more of the outstanding voting stock of the corporation. After the three-year period, a Chapter 1704 transaction is prohibited unless certain fair price provisions are complied with, the directors of the corporation approved the purchase of shares which made the shareholder an interested shareholder, or the shareholders of the corporation approve the transaction by the affirmative vote of two-thirds of the voting power of the corporation or such other percentage set forth in the articles of incorporation of the corporation provided that a majority of the disinterested shareholders approve the transaction.

      Section 1701.831 of the Ohio General Corporation Law (also known as the Control Share Acquisition Law) generally prohibits transactions pursuant to which a person obtains one-fifth or more but less than one-third of all the voting power of a corporation, one-third or more but less than a majority of all the voting power of a corporation, or a majority or more of all the voting power of a corporation (a “control share acquisition”), unless the shareholders approve the transaction at a special meeting, at which a quorum is present, by both the affirmative vote of a majority of the voting power of the corporation and by the affirmative vote of a majority of the voting power of the corporation excluding the voting power of interested shares. A corporation can provide in its articles of incorporation or code of regulations that Section 1701.831 does not apply to control share acquisitions of its shares. We have not provided in our Amended Articles of Incorporation or Code of Regulations that these provisions do not apply to us.

      Under Ohio law, any offeror making a “control bid” pursuant to a tender offer for the securities of a “subject company” (generally, a corporation with a certain threshold value of assets located in Ohio and a certain threshold number of shareholders residing in Ohio) must file upon commencement of the bid certain information specified in the Ohio Securities Act with the Ohio Division of Securities, who may then within five calendar days suspend the bid if the required information has not been supplied to it, if material information regarding the bid has not been provided to the offerees or if there has been any other violation of the Ohio Securities Act.

      Some or all of these provisions of our Amended Articles of Incorporation and Code of Regulations and Ohio law may have the effect of delaying, hindering or preventing a change in control of Robbins & Myers that is not supported by our Board of Directors.

Agreements Relating to Our Securities

The Existing Notes

      Pursuant to the indenture, dated as of September 1, 1996, between us and U.S. Bank National Association (the successor to Star Bank, N.A., the original trustee under the indenture), as trustee, relating to the Existing Notes, we have granted holders of the Existing Notes certain rights relating to our Common Shares. In particular, the Existing Notes are convertible into our Common Shares at a conversion price of $27.25 per share. For a comparison between the Existing Notes and the New Notes, see the section of the Offering Circular entitled “Comparison of the Existing Notes and the New Notes.”

      A number of the officers and directors of Robbins & Myers own Existing Notes. Kevin J. Brown, our Vice President and Chief Financial Officer, owns $8,000 in principal amount of the Existing Notes. Joseph M. Rigot, our Secretary and General Counsel, owns $25,000 in principal amount of the Existing Notes. Robert J. Kegerreis, a Director, owns $10,000 in principal amount of the Existing Notes. Thomas P. Loftis, a Director, owns $25,000 in principal amount of the Existing Notes. These persons have indicated that they will tender their Existing Notes for exchange in the Exchange Offer.

      Except as described in this Offering Circular and the materials being distributed with it, there are no contracts, arrangements, understandings or relationships in connection with the Exchange Offer between us or any of our directors or executive officers and any person with respect to the Existing Notes and the Common Shares into which such notes are convertible.

Employee Compensation Arrangements

      We sponsor certain equity-based compensation plans, including stock option and incentive plans, for our employees and directors, and are party to employment agreements and stock option agreements with certain of our employees. These plans and agreements provide for the grant of performance shares and options to purchase Common Shares.

      We have entered into a Salary Continuation Agreement, dated February 19, 1999, with Gerald L. Connelly, pursuant to which we have agreed to pay Mr. Connelly one year’s salary in the event we terminate his employment as Chief Executive Officer for reasons other than misconduct. If such termination occurs within three years after a change of control (as defined in the agreement) of our business his salary continues for a three-year period.

      For further information regarding the terms of these plans and agreements, see our Annual Report on Form 10-K for the fiscal year ended August 31, 2002 and the sections in our Proxy Statement for the 2002 Annual Meeting of Shareholders entitled “Committee Report on Executive Compensation” and “Executive Compensation,” which report and sections are hereby incorporated by reference.

Description of Other Indebtedness

      Our bank credit agreement provides that we may borrow on a revolving credit basis up to a maximum of $126,123,000. All outstanding amounts under the credit agreement are due and payable on January 9, 2005. Interest is variable based upon formulas tied to LIBOR or prime, at our option, and is payable at least quarterly. Indebtedness under the credit agreement is unsecured, except for guarantees by our U.S. subsidiaries, the pledge of the stock of our U.S. subsidiaries, and the pledge of the stock of certain non-U.S. subsidiaries.

      As of November 30, 2002, we had $100,000,000 of Senior Notes issued in two series. Series A in the principal amount of $70,000,000 has an interest rate of 6.76% and is due May 1, 2008, and Series B in the principal amount of $30,000,000 has an interest rate of 6.84% and is due May 1, 2010. Interest is payable semi-annually on May 1 and November 1.

      The above agreements have certain restrictive covenants including limitations on cash dividends, treasury stock purchases and capital expenditures and thresholds for interest coverage and leverage ratios. The amount of cash dividends and treasury stock purchases, other than in relation to stock option exercises, we may incur in each fiscal year is restricted to the greater of $3,500,000 or 50% of our consolidated net income for the immediately preceding fiscal year, plus a portion of any unused amounts from the preceding fiscal year. Under this formula, such cash dividends and treasury stock purchases in fiscal 2003 are limited to $12,159,000.

      As of November 30, 2002, we had $20,436,000 of 10.00% Subordinated Notes with the former owner of Romaco. The Subordinated Notes are due in 2006 and 2007 and interest is payable quarterly.

      Our other debt primarily consists of unsecured non-U.S. bank lines of credit with interest rates ranging from 4.00% to 8.00%.

      We have entered into an interest rate swap agreement. The interest rate swap agreement effectively modifies our exposure to interest rate risk by converting our fixed rate debt to floating rate debt. This agreement involves the receipt of fixed rate amounts in exchange for floating rate interest payments over the life of the agreement without an exchange of underlying principal amounts.

      For additional information concerning our outstanding indebtedness, see the audited consolidated financial statements and related notes set forth in our Annual Report on Form 10-K for the fiscal year ended August 31, 2002 and the unaudited consolidated financial statements and related notes set forth in our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2002.

Cautionary Statements

       Certain statements in this Offering Circular may constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the word “estimate,” “project,” “intend,” “expect,” “believe,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled to” or “anticipates,” or variations of these terms or comparable language, or by discussions of strategy or intentions, when used in connection with our business, operations and management.

      These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. We caution investors that any forward-looking statements made by us are not guarantees of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements with respect to our business, operations and management include, but are not limited to, the risks and uncertainties affecting our business and this Exchange Offer described in the section of this Offering Circular entitled “Risk Factors,” as well as elsewhere in this Offering Circular.

Where You Can Find More Information

       We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file annual, quarterly and current reports and other information with the SEC. Our reports filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information regarding the SEC’s public reference facility by calling 1-800-SEC-0330. Our reports and other information filed by us with the SEC are also available at the SEC’s website on the Internet at http://www.sec.gov. Our Common Shares are listed for trading on the New York Stock Exchange under the symbol “RBN.”

Incorporation of Information Filed with the SEC

       We hereby incorporate by reference the documents listed below and any future filings made by us with the SEC under the Securities Exchange Act of 1934 after the date of this Offering Circular until this Exchange Offer is completed:

•	Annual Report on Form 10-K for the fiscal year ended August 31, 2002; and

•	Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2002.

      We will provide without charge to each person to whom a copy of this Offering Circular is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Offering Circular (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Offering Circular incorporates). Requests should be directed to:

Robbins & Myers, Inc. 1400 Kettering Tower Dayton, Ohio 45423 (937) 225-3335 Attn: Hugh E. Becker — Vice President, Investor Relations

      You may also request copies of any such documents from the Information Agent, at one of the telephone numbers or the address set forth on the back cover page of this Offering Circular.

Independent Auditors

       Our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein.

      All completed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering Existing Notes should be directed to the Exchange Agent at the telephone number or address set forth below.

The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association

By Mail, Overnight, or

Personal Delivery:

180 E. 5th Street

St. Paul, MN 55101
Attn: Specialized Finance

By Facsimile Transmission: (651) 244-1537

Confirm by Telephone: (651) 244-8161

      Delivery of a Letter of Transmittal to an address other than as set forth above or transmission of instructions by facsimile other than as set forth above is not valid delivery of the Letter of Transmittal.

The Information Agent for the Exchange Offer is:

17 State Street

New York, NY 10004
Banks and Brokers call: (212) 440-9800
All others call Toll Free: (866) 203-1198

      Requests for additional copies of this Offering Circular, the enclosed Letter of Transmittal, the enclosed form of Notice of Guaranteed Delivery, or for copies of our Annual Report on Form 10-K for the fiscal year ended August 31, 2002 or Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2002, may be directed to the Information Agent, at one of the telephone numbers or the address set forth above.